EXHIBIT 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

STRATEGIC DIAGNOSTICS INC.

and

ROMER LABS TECHNOLOGY, INC.

Dated as of September 28, 2012

i

(continued)

(continued)

(continued)

Exhibit

A	Bill of Sale and Assignment and Assumption Agreement
B	Transition Services Agreement
C	Supply Agreement
D	Intellectual Property Assignment
E	Commercial Assignment and Assumption Agreement
F	Sublease Agreement
G	License Agreement

Annex 1	Alternative Payment Option

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of September 28, 2012, by and between Strategic Diagnostics Inc., a Delaware corporation (“Seller”), Romer Labs Technology, Inc., a Delaware corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, among other things, Seller operates business units comprised of the development, manufacturing and sale of diagnostics kits for the detection of various food pathogens and genetically modified organisms (the “Business”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, Seller and Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS

    1.1  Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Payable” means any obligations of Seller for payment of suppliers or vendors to the Business which are unpaid as of the Closing Date, and any liability or obligation with respect to any claim, remedy or other right by such a supplier or vendor related to the foregoing.

“Accounts Receivable” means any rights of Seller to receive payment from customers of the Business which are unpaid as of the Closing Date, and any claim, remedy or other right related to the foregoing.

“Actual Knowledge of Seller” means the actual knowledge (without inquiry or investigation) as of the date of this Agreement of each Person identified on Schedule 1.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Books and Records” means all files, documents, papers, books, reports, customer and supplier lists, regulatory filings, operating data and plans, technical documentation (including laboratory notebooks and product master records), user documentation (user manuals, training materials, etc.), marketing documentation, and other similar materials, in all cases related primarily to the Business and the Purchased Assets in each case whether or not in electronic form; provided that “Books and Records” shall not include (x) duplicate copies of such Books and Records retained by Seller or its Affiliates subject to the obligations relating to the use and disclosure thereof set forth in this Agreement and (y) any documents, papers, books, technical documentation and other similar material pertaining to the antibodies to be provided by Seller to Purchaser pursuant to the Supply Agreement (such documents described in clause (y), the “Excluded Books and Records”).

“Business Day” means any day of the year on which national banking institutions in Delaware are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means the research, development, production and manufacture or sales of media, test kits or diagnostic solutions, in whole or in part, in the foodborne pathogen and genetically modified organism (“GMO”) testing fields, including any such activity on behalf of a third party.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Seller and Erber AG dated April 12, 2012.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Contract” means any binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license, whether oral or written.

“Employee” means all individuals as of the date hereof, who are employed by Seller primarily in connection with the Business, together with individuals who are hired as employees primarily in respect of the Business after the date hereof and prior to the Closing, which employees are set forth on Schedule 5.11(a).

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Excluded Contracts” means all Contracts of Seller, other than the Purchased Contracts, but Excluded Contracts shall include, for the avoidance of doubt, all rights and obligations of Seller under the commercial agreement that is the subject of the Commercial Assignment and Assumption Agreement, other than such rights and obligations expressly assigned to Purchaser pursuant to the Commercial Assignment and Assumption Agreement.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the date hereof and/or those individuals on whom notice to terminate their employment has been served.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political or judicial subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all:  (i) patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and all mask works, databases and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets, including all know-how and research and development; (v) inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto; (vi) computer software, including source and object codes, management information systems, computer printouts, data bases and related documentation, but excluding computer software which may be purchased or licensed at retail off the shelf and which has not been modified by or for Seller; (vii) licenses and sublicenses granted or obtained with respect to any of the foregoing; and (xi) rights under any of the foregoing.

“Initial Antibody Supply” means no less than a six-month supply of antibodies for the food safety field, based on Seller’s historical usage of such antibodies in the Business and excluding any raw materials relating to the manufacture of such antibodies.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories necessary or desirable to the operation of the Business.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means the actual knowledge, after reasonable inquiry and investigation, of each Person identified on Schedule 1.1.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction of any kind whatsoever or an agreement or commitment to create any of the same.

“Material Adverse Effect” means any change or event having (or reasonably likely to have) a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of the Business (taken as a whole), or (b) on the ability of Seller to perform its obligations under or consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general that does not disproportionately affect the Business in comparison to businesses operating in similar geographic regions; (ii) the effect of any change that generally affects any industry or market in which the Business operates that does not disproportionately affect the Business in comparison to businesses operating in similar industries or markets; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof that does not disproportionately affect the Business in comparison to businesses operating in similar geographic regions; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (v) the effect of any changes in applicable Laws or accounting rules; or (vi) any effect resulting from the announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice, as conducted by Seller.

“Permits” means any approvals, authorizations, consents, franchises, licenses, permits, certificates or similar rights obtained from or issued by a Governmental Body.

“Permitted Liens”  means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, which proceedings have been disclosed to Purchaser; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed by Law arising or incurred in the Ordinary Course of Business which secure payment of obligations which are not past due; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi)  any other liens and encumbrances that relate to Liabilities that are to be discharged in full at Closing or that will be removed prior to or at Closing.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, trust, unincorporated organization, Governmental Body or other entity.

“Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, duties, fees, imposts, levies or other assessments or governmental charges, including all net income, gross receipts, alternative or add-on minimum tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration or imposition of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Transfer Documents” means the Bill of Sale and Assignment and Assumption Agreement.

    1.2  Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Accounting Referee	3.3(c)
Aggregate Established Value	3.3(a)
Agreement	Preamble
Alternative Payment Option	4.1
Asset Acquisition Statement	2.7
Assumed Liabilities	2.3
Bill of Sale and Assignment and Assumption Agreement	4.2(a)(i)
Business	Recitals
Cap	10.5(a)
Closing	4.1
Closing Date	4.1
Closing Inventory Value	3.3(c)
Closing Statement	3.3(c)
COBRA	8.1(d)
Commercial Assignment and Assumption Agreement	4.2(a)(v)
Employee Benefit Plans	5.10(a)
Environmental Permits	5.15(a)
Escrow Amount	3.4
Established Value	3.3(a)
Excluded Assets	2.2
Excluded Books and Records	1.1 (definition of Books and Records)
Excluded Liabilities	2.4
Financial Statements	5.4

Term	Section

FS Antibody Collection Assets	2.1(g)
Indemnification Claim	10.4(b)
Indemnified Party	10.4(b)
Indemnifying Party	10.4(b)
Intellectual Property Assignment	4.2(a)(iv)
Intellectual Property Licenses	5.8
License Agreement	4.2(a)(vii)
Loss and Losses	10.2(a)
Material Contract	5.9(a)
Minor Claims Amount	10.5(a)
Multiemployer Plans	5.10(a)
Nonassignable Assets	2.5(b)
Non-Compete Period	7.9
Objection Notice	3.3(c)
Purchase Price	3.1
Purchased Assets	2.1
Purchased Contracts	2.1(a)
Purchased Intellectual Property	2.1(d)
Purchased Permits	2.1(f)
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser’s Incumbency Certificate	9.3(c)
Purchaser Indemnified Parties	10.2(a)
Qualified Plans	5.10(b)
Seller	Preamble
Seller Documents	5.2
Seller’s Incumbency Certificate	9.2(c)
Seller Indemnified Parties	10.3(a)
Seller Marks	7.4
Sublease Agreement	4.2(a)(vi)
Supply Agreement	4.2(a)(iii)
Survival Period	10.1
Total Consideration	3.1
Transferred Employees	8.1(a)
Transfer Taxes	12.2
Transition Services Agreement	4.2(a)(ii)

    1.3    Other Definitional and Interpretive Matters

       (a)  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent that the relevance of such disclosure to the other Schedule is reasonably apparent on the face of such other Schedule.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, or (b) such item is otherwise specifically and correctly set forth on the balance sheet or financial statements (including in the notes thereto).

      (b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

    2.1  Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all and any Liens except for Permitted Liens, all of Seller’s right, title and interest in, to and under the Purchased Assets. “Purchased Assets” shall mean the following assets of Seller as of the Closing:

      (a)  the Contracts set forth on Schedule 2.1(a) hereto (collectively, the “Purchased Contracts”);

       (b)  all Inventory and the Initial Antibody Supply;

       (c)  the equipment and other tangible personal property set forth on Schedule 2.1(c) hereto;

       (d)  the Intellectual Property set forth on Schedule 2.1(d) hereto (collectively, the “Purchased Intellectual Property”);

       (e)  all Books and Records, excluding such files as may be required under applicable Law regarding privacy;

       (f)  the Permits set forth on Schedule 2.1(f) hereto, to the extent assignable (collectively, the “Purchased Permits”);

       (g)  the historical food safety antibody research and development materials set forth on Schedule 2.1(g) (collectively, the “FS Antibody Collection Assets”), which FS Antibody Collection Assets will, notwithstanding anything to the contrary in this Agreement, be conveyed on an “as is, where is” basis;

       (h)  all GMO antibody materials, including cells, cell lines, antibodies, proteins, immunogens, reference materials and SOP’s (standard operating procedures), to the extent such relate to the GMO antibody materials;

       (i)   all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, demands and benefits of Seller under the Purchased Contracts, including all claims or rights against any Person arising arising solely from the ownership of any Purchased Assets, and all similar rights, whether accrued or contingent, in each case, arising after the Closing Date; and

       (j)   all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property.

    2.2   Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets, including, without limiting the generality of the foregoing, each of the following assets:

       (a)  the Excluded Contracts;

       (b)  all cash, cash equivalents, bank deposits or similar cash items of Seller;

       (c)  all Accounts Receivable;

       (d)  any Intellectual Property rights of Seller, other than the Purchased Intellectual Property;

       (e)  all minute books, organizational documents, stock registers and such other books and records of Seller, and duplicate copies of such records, not included in the Purchased Assets;

       (f)  any (i) other books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain, including without limitation, any personnel files pertaining to any Employee or Former Employee; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets to the extent permitted under applicable Law; (ii) any information management systems of Seller, other than those used primarily in the conduct of the Business; and (iii) documents relating to proposals to acquire the Business by Persons other than Purchaser;

       (g)  any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom;

       (h)  all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller;

       (i)   all Tax Returns and financial statements of Seller and the Business and all records (including working papers) related thereto; provided, however, that upon the reasonable request of Purchaser, Seller will provide to Purchaser copies of any portions of such Tax Returns or financial statements that relate to the Business;

       (j)   all of Seller’s rights in any owned or leased real property;

       (k)  all Employee Benefit Plans;

       (l)  all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

       (m)  all rights that accrue to Seller under this Agreement;

       (n)  the Excluded Books and Records; and

       (o)  the assets listed on Schedule 2.2(o) hereto.

    2.3   Assumption of Liabilities.  Subject to Section 2.4 as partial consideration for the sale, conveyance, transfer and assignment of the Purchased Assets, Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

       (a)  Liabilities of Seller under the Purchased Contracts;

       (b)  Liabilities with respect to the Business, the Purchased Assets or the Transferred Employees arising after the Closing;

       (c)  all product Liabilities, all product warranty or guaranty Liabilities, and all Liabilities for product recall or replacement with respect to any product manufactured, sold or distributed by the Business (including prior to the Closing and whether or not any claim therefor has been made or is pending as of the Closing);

       (d)  Liabilities for Taxes relating to the Purchased Assets for all taxable periods (or portions thereof) beginning after the Closing Date;

       (e)  the Liabilities listed on Schedule 2.3(e) hereto;

       (f)  all sales, use, stamp, transfer and other Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement for which Purchaser has assumed responsibility pursuant to Section 12.2 and all Taxes for which the Purchaser is responsible for pursuant to Section 12.3; and

       (g)  Liabilities relating to amounts required to be paid by Purchaser hereunder.

    2.4    Excluded Liabilities.  Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall have no responsibility for and shall not assume or be responsible for any Liabilities of Seller or any other party, whether relating to the Business, the Purchased Assets or otherwise, whenever arising and whether primary or secondary, direct or indirect, absolute or contingent, contractual or tortious, matured or unmatured, known or unknown, fixed or unliquidated, secured or unsecured or otherwise, other than the Assumed Liabilities specifically described in Section 2.3.  Except for the Assumed Liabilities, Seller will not convey, transfer or assign and Buyer will not assume, and does and will not have any obligation or duty to pay or perform, any Liabilities of any kind, nature or description of Seller, all of which will remain the exclusive responsibility of Seller (the “Excluded Liabilities”).  The Excluded Liabilities include, but are not limited to, each of the following Liabilities:

       (a)  all Accounts Payable;

       (b)  Liabilities arising out of Excluded Assets, including Excluded Contracts;

       (c)  Liabilities for legal, accounting, audit or investment banking fees, broker commissions or any other expenses incurred by Seller in connection with the negotiation or preparation of this Agreement or ancillary documents;

       (d)  Liabilities of Seller for outstanding funded indebtedness for borrowed money; and

       (e)  except as otherwise provided in Section 2.3(d), Section 2.3(f) and Section 12.3, all Liabilities for Taxes (i) for all taxable periods relating to the Excluded Assets, and (ii) for all taxable periods (or portions thereof) ending on or prior to (or, to the extent attributable to the portion of such period ending on the Closing Date, including) the Closing Date, in the case of Taxes relating to the Purchased Assets.

    2.5    Further Conveyances and Assumptions; Consent of Third Parties.

       (a)  From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transfer Documents and to assure fully to Seller and its Affiliates, successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transfer Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

       (b)  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.  With respect to Material Contracts or Permits that are material for the Business as a going concern after the Closing Date, Seller shall use its best commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents promptly; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities.  To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account.  Seller shall take or cause to be taken at Purchaser’s expense such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets.  As of and from the Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoint Purchaser their attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto, and Purchaser agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Losses based upon, arising out of or relating to Purchaser’s performance of, or failure to perform, such obligations under the Nonassignable Assets.

    2.6   Bulk Sales Laws.  Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

    2.7   Purchase Price Allocation.  Seller and Purchaser shall allocate the Total Consideration as specified in Schedule 2.7 and, in accordance with such allocation, Seller shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”).  The Total Consideration for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement provided by Seller to Purchaser, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.  Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take any position on any Tax Return, before any Taxing Authority, or in any proceeding that is in any way inconsistent with the terms of the Asset Acquisition Statement.

ARTICLE III
CONSIDERATION

    3.1   Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

    3.2   Payment of Purchase Price.  On the Closing Date, Purchaser shall pay to Seller an amount equal to the Purchase Price by wire transfer in immediately available funds.

    3.3    Purchase Price Adjustment for Inventory Value.

       (a)  The parties acknowledge and agree that the Purchase Price was calculated based upon the aggregate value of the Inventory as of June 30, 2012, which was $762,116.00 (the “Aggregate Established Value”).  The Aggregate Established Value is comprised of the following components:

Component		Established Value

“Raw Material – All Other Inventory”	-	$426,450
“Work in Process Inventory”	-	$ 80,237
“Finished Goods Inventory”	-	$255,429

    For the avoidance of doubt, the Inventory included in determining the Aggregate Established Value does not include the Initial Antibody Supply.

       (b)  Within three (3) Business Days before Closing, Seller and Purchaser will jointly conduct a physical count of each component of the Inventory as of the Closing Date, consistent with Seller’s customary past practices.  The parties shall work in good faith to resolve any disputes of the quantity of Inventory determined by the physical count within 15 Business Days following the Closing.

       (c)  As promptly as practicable, but in no event later than 15 Business Days after the physical count has been completed, Seller shall prepare or cause to be prepared and delivered to Purchaser a written statement (“Closing Statement”) setting forth Seller’s calculation of the value of the Inventory as of the Closing Date (the “Closing Inventory Value”). Inventory will be valued at the lower of cost or market on a first in first out basis consistent with Seller’s past practices and on the same basis as Inventory was valued for purposes of determining the Aggregate Established Value. If Purchaser disagrees with Seller’s calculation of Closing Inventory Value, Purchaser may, within 15 days after delivery of the Closing Statement, deliver a notice (an “Objection Notice”) to Seller disagreeing with such calculation and setting forth Purchaser’s calculation of such amount.  Any such Objection Notice shall specify those items or amounts as to which Purchaser disagrees, and Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Inventory Value delivered by Seller to Purchaser pursuant to this Section 3.3(c).  If Purchaser does not deliver an Objection Notice within such 15 day period, then Purchaser shall be deemed to have agreed with the calculation of Closing Inventory Value set forth in the Closing Statement and such amount shall be deemed final for purposes of Section 3.3(d).  If an Objection Notice shall have been timely and duly delivered by Purchaser pursuant to this Section 3.3(c), Purchaser and Seller shall, during the 15 days following such delivery, in good faith use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Inventory Value.  If during such period, Purchaser and Seller are unable to reach such agreement, then they shall promptly thereafter cause ParenteBeard (the “Accounting Referee”) to review and determine only the disputed items or amounts set forth in the Objection Notice for the purposes of calculating Closing Inventory Value.  In making such calculation, the Accounting Referee shall consider only those items or amounts set forth in the Objection Notice and Seller’s calculation of such items in the Closing Statement Closing Inventory Value.  The Accounting Referee shall deliver to Purchaser and Seller, as promptly as practicable, but in no case later than 30 days from the date of engagement of the Accounting Referee, a report setting forth such calculation (which calculation shall not be higher than Seller’s determination in the Closing Statement or lower than Purchaser’s determination in the Objection Notice).  Such report shall be final and binding upon Purchaser and Seller.  The cost of such report shall be borne by Purchaser and Seller in the same proportion that the dollar amount of the disputed items or amounts which are not resolved in favor of Purchaser or Seller, as applicable, bears to the total dollar amount of items or amounts in dispute and resolved by the Accounting Referee.  Purchaser and Seller shall each bear all of its other expenses incurred in connection with matters contemplated by this Section 3.3(c).  Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Inventory Value and in the conduct of the review referred to in this Section 3.3(c), including, without limitation, the making available to the extent necessary of the Books and Records of the Business.

       (d)  If (i) the Closing Inventory Value does not vary from the Aggregate Established Value by more than ten percent (10%), no adjustment shall be made to the Purchase Price, (ii) the Closing Inventory Value exceeds the Aggregate Established Value by more than ten percent (10%), then Purchaser shall pay Seller the amount of such excess, and if (iii) the Aggregate Established Value exceeds the Closing Inventory Value by more than ten percent (10%), then Seller shall pay Purchaser the amount of such excess, in each case, as an adjustment to the Purchase Price and in the manner set forth herein.  For purposes of the foregoing determination, “Closing Inventory Value” shall mean (x) Closing Inventory Value as shown in Seller’s calculation delivered pursuant to Section 3.3(c) if no Objection Notice is timely delivered by Purchaser, (y) Closing Inventory Value as agreed by Purchaser and Seller pursuant to Section 3.3(c) or (z) in the absence of such agreement, Closing Inventory Value as shown in the Accounting Referee’s calculation delivered pursuant to Section 3.3(c).  Any payment required to be made by Seller or Purchaser pursuant to this Section 3.3(d) shall be made within 3 Business Days after the Closing Inventory Value has been finally determined in cash by wire transfer of immediately available funds to an account designated by Seller or Purchaser, as the case may be.

    3.4   Alternative Payment Option.  If, in accordance with Section 4.1, this Section 3.4 becomes effective, then a certain amount, as set forth on and in accordance with Annex 1, of the Purchase Price shall be paid into escrow by Purchaser, and the Purchase Price to be paid by Purchaser directly to Seller pursuant to Section 3.2 shall be reduced by such amount placed into escrow (the “Escrow Amount”).  Between the date hereof and the Closing Date, if necessary, the parties shall act in good faith to select an escrow agent and to negotiate an escrow agreement to govern the rights and obligations of the parties with respect to this Alternative Payment Option, in the event that this Section 3.4 is triggered by Section 4.1; provided, however, that (1) such escrow agreement shall provide for (x) the prompt release of the applicable amounts held in escrow upon receipt by Seller of each respective consent (in such amounts as set forth on Annex 1) upon delivery by Seller of notice to Purchaser and the escrow agent of a notice certifying that an applicable consent has been received (with such consent attached to the notice delivered to the Purchaser) and (y) the release of escrow funds upon joint written consent of the parties, (2) the escrow agent shall be a bank of national reputation and (3) the fees of the escrow agent shall be paid one half by Seller and one half by Buyer.  Furthermore, if each applicable consent is not received by April 30, 2013, then (i) applicable amounts in respect of each consent not received shall be released from escrow to Purchaser and (ii) the contract in respect of which consent was being sought shall no longer be deemed to be a Purchased Contract for all purposes hereunder.  Prior to the Closing Date, Buyer and Seller shall work in good faith to confer the benefits of those agreements listed on Schedule 4.2(a)(ix) to Buyer in the event that Seller does not obtain the consents under Section 4.2(a)(ix) prior to April 30, 2013.

ARTICLE IV
CLOSING

    4.1   Closing Date.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP located at 1701 Market Street, Philadelphia, Pennsylvania 19103, (or at such other place as the parties may designate in writing) no later than one Business Day following the satisfaction or waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied on the Closing Date); provided, however, that in the event the condition that the Seller shall deliver consents pursuant to Section 4.2(a)(ix) is not satisfied by Seller or waived by Purchaser by 12:00 pm EST on October 12, 2012, but all other conditions set forth in Article IX are satisfied or waived (other than those that by their terms are to be satisfied on the Closing Date), then (i) the Closing shall occur on October 15, 2012, and (ii) Section 3.4 shall become operative and effective and the “Alternative Payment Option” shall govern the payment of the Purchase Price.  The exchange of executed documents and other materials to be delivered at the Closing by facsimile or other electronic copy shall be deemed sufficient.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

    4.2   Transactions to be Effected at the Closing.  At the Closing,

       (a)   Seller will deliver to Purchaser:

       (i)    the Bill of Sale and Assignment and Assumption Agreement, in the form set forth as Exhibit A hereto (the “Bill of Sale and Assignment and Assumption Agreement”), executed by Seller;

       (ii)   the Transition Services Agreement, in the form set forth as Exhibit B, hereto (the “Transition Services Agreement”), executed by Seller;

       (iii)  the Antibodies License and Supply Agreement, in the form set forth as Exhibit C hereto (the “Supply Agreement”), executed by Seller;

       (iv)  the Intellectual Property Assignment, in the form set forth as Exhibit D hereto (the “Intellectual Property Assignment”), executed by Seller;

       (v)   the Commercial Assignment and Assumption Agreement, in the form set forth in Exhibit E hereto (the “Commercial Assignment and Assumption Agreement”), executed by Seller;

       (vi)  the Sublease Agreement, in the form set forth in Exhibit F hereto (the “Sublease Agreement”), executed by Seller;

       (vii)  the License Agreement, in the form set forth as Exhibit G hereto (the “License Agreement”), executed by Seller;

       (viii)      a Seller non-foreign status FIRPTA certificate meeting the requirements of Section 1445(b)(2) of the Code and the regulations promulgated thereunder;

       (ix)   each of the consents listed on Schedule 4.2(a)(ix), in a form reasonably acceptable to Purchaser;

       (x)    a certificate of the Chief Executive Officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 9.2(a) and 9.2(b);

       (xi)   the Seller’s Incumbency Certificate; and

       (xii)  a certificate of good standing of recent date from the Secretary of State of Delaware.

       (b)  Purchaser will deliver to Seller:

       (i)    the Purchase Price in accordance with Section 3.2;

       (ii)     the Bill of Sale and Assignment and Assumption Agreement, executed by Purchaser;

       (iii)    the Transition Services Agreement, executed by Purchaser;

       (iv)    the Supply Agreement, executed by Purchaser;

       (v)     the Intellectual Property Assignment, executed by Purchaser;

       (vi)    the Commercial Assignment and Assumption Agreement, executed by Purchaser;

      (vii)    the Sublease Agreement, executed by Purchaser;

       (viii)  the License Agreement, executed by Purchaser;

      (ix)      a certificate of the Chief Executive Officer of Purchaser, dated as of the Closing Date, as to the matters set forth in Sections 9.3(a) and 9.3(b);

       (x)      the Purchaser’s Incumbency Certificate; and

      (xi)      a certificate of good standing of recent date from the Secretary of State of Delaware.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Notwithstanding anything to the contrary in this Agreement, all references to the Purchased Assets in this Article V shall expressly exclude the FS Antibody Collections Assets, which Purchaser acknowledges are being conveyed hereunder on an “as is, where is” basis.  Seller hereby represents and warrants to Purchaser that:

    5.1   Organization and Good Standing; Subsidiaries.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to conduct the Business as now conducted.  Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of the Business or the ownership of the Purchased Assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.  A list of each such jurisdiction is set forth on Schedule 5.1.

    5.2   Authorization of Agreement.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and Seller has all requisite corporate power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    5.3   Conflicts; Consents of Third Parties.

       (a)  Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by the terms of, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational or governing documents of Seller; (ii) any Material Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order of any Governmental Body applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Law, other than, in the case of clauses, (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not be material to the Company.

       (b)  Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement, the compliance by Seller with any of the provisions hereof, or the consummation of the transactions contemplated hereby.

    5.4    Financial Statements.  Seller has made available to Purchaser copies of the following unaudited financial information relating to the Business:

       (a)  Balance Sheet Items.  Inventory; Net Property, Plant and Equipment as at December 31, 2010 and 2011 and as at June 30, 2012.

       (b)  Income Statement Items.  Revenue; Cost of Goods Sold; Selling, General and Administrative; Research and Development and Operating Income for the years ended December 31, 2010 and 2011 and for the six-month period ended June 30, 2012.

       (c)  Cash Flow Items.  Capital Expenditures and Depreciation for the years ended December 31, 2010 and 2011 and for the six-month period ended June 30, 2012.

The above referenced financial information, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”.  Except as set in forth in the notes and as disclosed in Schedule 5.4, each of the Financial Statements (x) is derived from and consistent with the books and records of the Seller for the assets being sold except for pro forma adjustments to reflect the purchase of antibodies from the Seller in accordance with the terms of the Supply Agreement, (y) fairly presents, in all material respects, the financial position of the Business as of the dates and periods indicated, and (z) has been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments and the lack of footnotes).

    5.5    Title to Purchased Assets; Sufficiency; Inventory.

       (a)  Except as set forth in Schedule 5.5(a), Seller owns and has good valid title, valid leasehold interests in or valid licenses to use, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.  The Purchased Assets constitute all of the assets (other than Excluded Assets) used by Seller in and necessary, together with Seller’s agreements hereunder and under the Seller Documents, for Purchaser to conduct the Business as of the Closing Date without interruption and in the Ordinary Course of Business, except for corporate management, accounting and finance, legal, human resources and other administrative support services provided by Seller and its Affiliates. There are no outstanding options or rights to purchase or acquire all or any portion of the Purchased Assets.

       (b)  Except as set forth on Schedule 5.5(b), all of the items listed on Schedule 2.1(c) are in good operating condition and repair (ordinary wear and tear excepted) and have been reasonably maintained consistent in all respects with standards generally followed in the industry.

       (c)  The Inventory is located at one of the addresses listed on Schedule 5.5(c)(1).  Except as set forth in Schedule 5.5(c)(2), (i) all Inventory is usable and saleable in the Ordinary Course of Business, (ii) no Inventory is physically damaged, defective or obsolete, and (iii) all Inventory has been valued at the lower of cost or market on a first in, first out basis.  Schedule 5.5(c)(3) sets forth the expiration dates for each applicable percentage of each category of Inventory.

    5.6   Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.6, since June 30, 2012 (i) Seller has conducted the Business only in the Ordinary Course of Business (ii) there has not been any event, change, occurrence or circumstance that has had, or is reasonably likely to have, a Material Adverse Effect.

    5.7   Taxes.  Except as set forth on Schedule 5.7:

       (a)  Seller has properly completed, and duly and timely filed, within the times (or within any extensions of time duly given) prescribed by law, with the appropriate Taxing Authority all Tax Returns required to be filed.  All Tax Returns are true, correct and complete in all respects.  Seller has delivered or made available to Purchaser correct and complete copies of all Tax Returns as filed for the last three years.

       (b)  Seller has paid or timely will pay all Taxes (whether or not shown or required to be shown on a Tax Return) that have or will become due and payable which are attributable to the taxable periods ending on or prior to Closing Date.  There are no Liens relating to Taxes upon the Purchased Assets, other than Permitted Liens.

       (c)  There are no Tax audits or administrative or judicial tax proceedings being conducted with respect to Seller, the Purchased Assets or the Business.  No Taxing Authority, including any jurisdictions where Seller has not filed a Tax Return, has delivered notice of, or to the Knowledge of Seller, asserted a claim with respect to, the Purchased Assets or the Business.

       (d)  Seller has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

       (e)  Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

       (f)  Seller has timely and properly withheld and paid, or timely will withhold and timely pay, over to the proper Taxing Authority all Taxes required to have been or be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party of or related to the Business.

       (g)  Seller is not a party to or obligated under any Tax sharing, Tax allocation or Tax indemnity agreement.

       (h)  Seller has not been a party to any “listed transaction” as defined in Section 6707(A)(c)(2) of the Code and Treasury Regulation § 1.6011-4(b)(2).

       (i)   Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

    5.8    Intellectual Property.  Schedule 5.8 lists or identifies all Intellectual Property described in clauses (i) through (vii) of the definition of Intellectual Property which Seller uses in the conduct or operation of the Business, and the ownership thereof.  The operation of the Business by Seller, including Seller’s use of such Purchased Intellectual Property, does not infringe upon the rights of any other Person.  Seller has taken all commercially reasonable actions to maintain and protect each item of Purchased Intellectual Property that it uses in the conduct or operation of the Business.  Except as set forth on Schedule 5.8, there is no Purchased Intellectual Property with respect to which any party would be entitled to charge Purchaser a royalty or similar fee for the right to use the same after the Closing.  No Purchased Intellectual Property which Seller uses in the conduct or operation of the Business has given rise to any written claim or any other written allegation by any third party that Seller has infringed the Intellectual Property rights of any other Person, nor to Seller’s Knowledge, is there a valid basis for any such claim.

    5.9    Material Contracts.

       (a)  Schedule 5.9(a) sets forth a list of all of the following Contracts to which Seller is a party or by which Seller is bound and that are primarily related to the Business or by which the Purchased Assets may be bound or affected (collectively, the “Material Contracts”):

       (i)     Contracts involving an amount in excess of $20,000 to sell or supply products or to perform services (other than sale of inventory pursuant to customer purchase orders in the Ordinary Course of Business consistent with past practice);

       (ii)    Contracts involving an amount in excess of $20,000 for the future purchase of, or payment for, supplies, products or services (other than purchases of inventory in the Ordinary Course of Business consistent with past practice);

       (iii)   All employment or consulting Contracts involving an amount in excess of $32,000 annually;

       (iv)  Partnership, collaboration or joint venture Contracts;

       (v)   Contracts relating to the incurrence of Indebtedness, or the making of any loans;

       (vi)  Contracts containing covenants that restrict during any period of time the ability of the Business to compete or engage in any business or geographic area and that would bind Purchaser following the Closing by virtue of the transactions contemplated by this Agreement;

       (vii)   a real estate lease, sublease or similar Contract with any Person under which Seller is a lessee or sublessee;

       (viii)  a lease, sublease or similar Contract with any Person under which (A) Seller is lessee of, or holds or uses, any material machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller is a lessor or sublessor of, or makes available for use by any Person, any material tangible personal property owned or leased by Seller, in each such case which has an aggregate future liability or receivable, as the case may be, in excess of $35,000 in any calendar year and is not terminable by Seller by notice of not more than 90 days for a cost, individually or together with any similar Contract, of less than $35,000;

       (ix)     a license or sublicense agreement under which Seller is licensee or licensor, or sub-licensee or sub-licensor of any Purchased  Intellectual Property used in the Business (other than any shrink wrap or other software that is generally commercially available and not customized);

       (x)      a material settlement or compromise of any Legal Proceeding relating to the Business that would reasonably be expect to have a Material Adverse Effect on the Business at or following the Closing; and

       (xi)     any other Contract not made in the Ordinary Course of Business that is not terminable by Seller by notice of no more than 90 days for a cost of less than $35,000.

       (b)  Each Material Contract is valid, binding and in full force and effect and is enforceable against Seller and, to the Knowledge of Seller, by Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws affecting the enforcement of creditors’ rights in general and by general principles of equity.  Seller has made available to Purchaser a true and correct copy of each Material Contract.  Except as set forth in Schedule 5.9(b), Seller is, and, to the Knowledge of Seller, has been since June 30, 2009, in compliance in all material respects with all applicable terms and requirements of each Material Contract. Seller has not received any written notice (or to the Actual Knowledge of Seller, verbal notice) of any material default or event that with notice or lapse of time or both would constitute a default by Seller or a counterparty under any Material Contract, nor to the Knowledge of Seller, are there any circumstances which are likely to give rise to such material default.

    5.10  Employee Benefits.

       (a)  Schedule 5.10(a) lists all material: (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) consulting agreements, and (iii) bonus or other incentive compensation, equity or equity-based compensation, deferred compensation, stock purchase, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship plans, programs or agreements to which Seller has any obligation or liability, contingent or otherwise, for the benefit of any Employee (the “Employee Benefit Plans”).  Schedule 5.10(a) separately sets forth each Employee Benefit Plan which is subject to Title IV of ERISA, is a multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plans”), or is subject to Sections 4063 or 4064 of ERISA.

       (b)  To the Knowledge of Seller, each of the Employee Benefit Plans (other than any Multiemployer Plans) intended to qualify under Section 401 of the Code (“Qualified Plans”) has been determined by the IRS to be so qualified, and, except as disclosed on Schedule 5.10(b), to the Knowledge of Seller, nothing has occurred with respect to the operation of any such Qualified Plan which could reasonably be expected to result in the revocation of such favorable determination.

       (c)  Each of the Employee Benefit Plans (other than any Multiemployer Plans) has been maintained in all material respects in accordance with its terms and all provisions of applicable Law.

       (d)  Seller does not currently have any obligation to pay or satisfy any Liability with respect to any complete or partial withdrawal from a Multiemployer Plan nor will it have any such obligation to pay or satisfy any such Liability upon the consummation of the transactions contemplated hereunder, or with respect to the funding of any single employer plan which has been terminated or which may be terminated upon the consummation of the transactions contemplated hereunder.

    5.11  Employees and Labor Relations.

       (a)  Schedule 5.11(a) contains a true, complete and correct list of the names, positions current salaries or wages, length of service and accrued paid time off, holiday or personal time of all Employees, as of the date hereof.

       (b)  Except as set forth on Schedule 5.11(b), Seller is not a party to any labor or collective bargaining agreement.

       (c)  Except as set forth on Schedule 5.11(c), there are, and within the last five years there have been, no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee, Former Employee, group of Employees or group of Former Employees of Seller.

       (d)  Except as set forth on Schedule 5.11(d), no Employee or Former Employee is party to any employment, consulting or similar contract involving an amount in excess of $35,000 annually relating to or affecting the Business.

       (e)  Except as set forth on Schedule 5.11(e), each Employee and Former Employee is party to a noncompete, nondisclosure, confidentiality or similar contract relating to or affecting the Business.

       (f)  Except as set forth on Schedule 5.11(f), no Employee or Former Employee has given notice to Seller, and there is no valid basis for, any claim against Seller on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, or (iii) vacation, personal or sick pay, other than that earned in respect of the current fiscal year.

    5.12  Litigation.  Except as set forth on Schedule 5.12, there are no Legal Proceedings relating to the Business pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Body.  Seller is not subject to any Order of any Governmental Body relating to the Business.  Seller has not received any written notice from any Governmental Body or any other Person regarding any actual or possible Legal Proceeding or Order, nor, to the Knowledge of Seller, are there any circumstances which are likely to give rise to such Legal Proceedings or Orders.

    5.13  Permits.  The Purchased Permits collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such Purchased Assets.  True and complete copies of all Purchased Permits (together with any and all amendments thereto) have been delivered to Purchaser.  Except as set forth on Schedule 5.13, each of the Purchased Permits is valid, transferable to Purchaser and in full force and effect in accordance with its terms.  No proceedings are pending or, the Knowledge of Seller, threatened, to revoke, terminate or cancel any of the Purchased Permits.  All applications required to have been filed for the renewal or otherwise of the Purchased Permits have been duly filed on a timely basis with the appropriate Governmental Body or other Person.  Except as listed on Schedule 5.13, Seller, and the operation of the Business by Seller, is in compliance with the terms and conditions of each Purchased Permit and Seller has not received any written notice (or to the Actual Knowledge of Seller, verbal notice) from any Governmental Body or other Person regarding (i) any actual or alleged violation or failure to comply with any term or requirement of any Purchased Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of same.

    5.14  Compliance with Laws.  Seller has complied since June 30, 2009, and is in compliance, with all Laws that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.  To the Knowledge of Seller, no event has occurred since June 30, 2009 or circumstances exist that would reasonably be likely to constitute or result in a violation by Seller of or a failure on the part of Seller to comply with any such Laws, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

    5.15  Environmental Matters.  The representations and warranties contained in this Section 5.15 are the sole and exclusive representations and warranties of Seller pertaining or relating to any environmental, health or safety matters, including any arising under any Environmental Laws.  Except as set forth on Schedule 5.15 hereto:

       (a)  except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, the operation of the Business by Seller is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

       (b)  Seller is not subject to any pending, or to the Knowledge of Seller, threatened Legal Proceeding relating to the Business alleging that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

       (c)  There are no pending or, to the Knowledge of Seller, threatened investigations of the Business, or any currently or previously owned or leased property of Seller relating to the Business under Environmental Laws, which would reasonably be expected to result in Seller incurring any material liability pursuant to any Environmental Law, nor has Seller been the subject of any such investigations at any time since June 30, 2009.

    5.16  Financial Advisors.  Except as set forth on Schedule 5.16, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or its Representatives in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.

    5.17  Material Suppliers and Customers.  Schedule 5.17 contains a true, correct and complete list of the ten (10) largest suppliers (those as of June 30, 2012, “Material Suppliers”) to, and the ten (10) largest customers (those as of June 30, 2012, “Material Customers”) of, the Business, by dollar volume of purchases or sales, as applicable, for the six month period ended June 30, 2012 and the year ended December 31, 2011.  Except as set forth in Schedule 5.17, Seller has not received any written notice (or to the Actual Knowledge of Seller, verbal notice) from a Material Supplier or Material Customer that it will, and to the Knowledge of Seller no Material Supplier or Material Customer intends to, stop or materially decrease the rate of supplying or purchasing products to or from the Business from and after the Closing, as the case may be.  Seller is not involved in any material claim, dispute or controversy with a Material Supplier or Material Customer.

    5.18  Insurance.  Schedule 5.18 lists all insurance coverage carried by Seller with respect to the Business.  Each such policy is in full force and effect.  Seller has not received any written notice from any insurance company of any material defect or inadequacies in the insurable assets or any part thereof materially adversely affecting the insurability thereof.

    5.19  Product Warranties and Liability Claims.  Except described in Schedule 5.19, Seller has not made any warranties with respect to the products or services manufactured, produced, sold or distributed by Seller in connection with the Business.  Since June 30, 2009, Seller has not received any written notice as to any claim or allegation of, and Seller has not been and is not a party or subject to any Legal Proceeding or Order relating to, bodily or personal injury, death or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, produced, sold or distributed by Seller in connection with the Business.

    5.20  Books and Records. The Books and Records which have been made available to Purchaser are complete and correct in all material respects and have been maintained in accordance with sound business practices.

    5.21  No Undisclosed Liabilities.  Seller has no material Liability relating to the Business and the Purchased Assets except for Liabilities reflected or reserved in the Financial Statements and current Liabilities incurred in the Ordinary Course of Business since June 30, 2012.

    5.22  No Other Representations or Warranties; Schedules.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO), NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO AS SUPPLEMENTED OR AMENDED), SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF THEIR AFFILIATES).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller that:

    6.1   Organization and Good Standing.  Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

    6.2   Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    6.3   Conflicts; Consents of Third Parties.

       (a)  Except as set forth on Schedule 6.3(a), none of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by the terms of, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws (or other organizational or governing documents) of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

       (b)  Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the Business.

    6.4   Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby.  Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.  Purchaser has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual or possible Legal Proceeding or Order, nor, to the Knowledge of Purchaser, are there any circumstances which are likely to give rise to such Legal Proceedings or Orders.

    6.5   Financial Advisors.  Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

    6.6   Financial Capability.  Purchaser (i) has sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

    6.7   Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto as supplemented or amended), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis.

ARTICLE VII
COVENANTS

    7.1   Confidentiality.  Purchaser and Seller each acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or otherwise included in the Purchased Assets; provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its representatives concerning Seller shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date and Seller acknowledges that any and all Confidential Information relating to the Business, Purchased Assets and Assumed Liabilities so provided shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

    7.2   Preservation of Records.  Seller and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  Such availability, in the case of Seller, shall include reasonable access upon reasonable advance notice to Purchaser , subject to restrictions under applicable Law, to the Books and Records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings during such seven year period.  Seller shall be entitled, at its sole cost and expense, to make copies of the Books and Records to which they are entitled to access pursuant this Section 7.2.   In the event Seller or Purchaser wish to destroy such records after that time,  such party shall first give 90-days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90-day period, to take possession of the records within 180 days after the date of such notice.

    7.3   Publicity.

       (a)  Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

       (b)  The terms of this Agreement shall not be disclosed or otherwise made available to the public and copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, Purchaser and Seller (as applicable) agree to use commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement as the other party shall request.

    7.4   Use of Name.  Except as expressly set forth in the Transition Services Agreement, Purchaser agrees that it shall have no right to use of the name “Strategic Diagnostics Inc.,” “Strategic Diagnostics,” “SDI,” “SDIX” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”), and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Seller Marks from all materials including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.

    7.5   Conduct of Business.  From the date hereof and up to and including the Closing Date, except as contemplated by this Agreement or otherwise consented to by Purchaser in writing, Seller agrees that it will: (i) carry on the Business in the Ordinary Course of Business in all material respects and not discontinue or cease to operate all or any part of the Business (ii) not enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Purchased Contract or assume or incur any Liability outside the Ordinary Course of Business nor any Liability, borrowings or expenditure in excess of $25,000 or which is otherwise than on normal arms’ length terms; (ii) not default under, or take or fail to take any action that would constitute a material default under any term or provision of any Purchased Contract; (iii) not create or agree to create any Lien (other than Permitted Liens) on any of the Purchased Assets or the Business; (iv) not compromise or otherwise settle any Legal Proceeding related to or affecting the Business or any of the Purchased Assets, Purchased Contracts or Assumed Liabilities; (v) other than in the Ordinary Course of Business, not alter the salaries or other compensation payable or non-contractual benefit due to any Employee or amend (or agree to amend) any other terms of employment or dismiss any of the Employees or engage, employ or offer to employ or engage any person in the Business other than the Employees; (vi) maintain and service the Purchased Assets consistent with past practices of Seller and not dispose of (or agree to dispose of) any such Purchased Assets and use commercially reasonable efforts to preserve intact the Business as it is currently organized; (vii) use commercially reasonable efforts to maintain in force all existing insurance policies on the same material terms to provide a similar level of cover as in force at the date of this Agreement for the benefit of the Business and the Purchased Assets and make any insurance claim in relation to the Business or any of the Purchased Assets promptly and in accordance with the terms of the relevant policy; and (viii) use commercially reasonable efforts to make necessary filings and enforce rights in respect of the Purchased Intellectual Property.

    7.6  Other Prohibited Transactions.  Subject to applicable law and fiduciary duties of Seller’s directors, Seller may not, without the prior written consent of Purchaser (which consent may be given or withheld in Purchaser’s sole discretion), directly or indirectly, by operation of law or otherwise: (i) solicit, initiate, engage or encourage any discussions, proposals or offers, regarding the acquisition of all or substantially all of the assets of the Business (other than sales, purchases and leases of assets in the Ordinary Course of Business), or any equity interest in, or any merger, consolidation or business combination which includes all or any part of the Business; or (ii) agree to do any of the foregoing.  Seller shall give Purchaser prompt written notice of any bona fide written indication of interest or proposal from any Person with respect to any such transaction.

    7.7  Access to Information.  From the date hereof until the Closing Date, Seller shall afford to Purchaser and its Representatives at no cost reasonable access to and the right to inspect, during normal business hours, all of the properties used in the Business, Purchased Assets, Books and Records, Purchased Contracts and other documents, in each case, to the extent related to the Business, and shall permit them to consult with the Representatives of Seller for the purpose of making such investigation of the Business as Purchaser shall reasonably desire to make; provided, however, that such access shall only be required to be granted to such an extent and in such a manner as not to interfere unreasonably with the operation of the Business. From the date hereof until the Closing Date, subject to any confidentiality obligations of Seller, Seller shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the Business and copies of any working papers relating thereto as Purchaser may reasonably request.  On the Closing Date, Seller shall furnish to Purchaser a complete and accurate list of all open purchaser orders with customers and vendors as of the close of business on the Business Day immediately prior to the Closing Date.

    7.8  Notification.  The Seller has the right to notify the Purchaser of the existence or happening of any fact, event or occurrence which, if existing or known as of this date hereof, would have been required to be set forth or described in the Disclosure Schedules. No such notice shall be deemed to supplement or amend the Disclosure Schedules; provided, however, that if such fact, event or occurrence would constitute a breach of any representation or warranty such that the condition set forth in Section 9.2(a) would not be satisfied, and the Closing occurs, the Disclosure Schedules will be deemed supplemented or amended by such notice for purposes of Article X.

    7.9  Non-Competition.  In consideration of the mutual covenants provided for herein to Seller at the Closing, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), Seller will not, and will not allow any of its Subsidiaries to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) in a Competitive Business in any geographic area in which the Business is conducted as of the Closing Date; provided that the foregoing shall not prohibit (x) the ownership by Seller or its Subsidiaries of less than 5% of the outstanding stock of any publicly-traded corporation, (y) Seller or its Subsidiaries from researching, developing, manufacturing, producing or selling  antibodies to or on behalf of a third party except as expressly prohibited by Section 6.1.3(b) of the Supply Agreement, and (z) subject to the terms and conditions of the Supply Agreement, Seller from conducting any other business activities conducted or contemplated to be conducted as of the date of this Agreement (other than the Business).  Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 7.9 is reasonable with respect to subject matter, time period and geographical area.

    7.10  Non-Solicitation.  During the Non-Compete Period:

       (a)   Seller will not, and will not permit any of its Affiliates to, directly or indirectly (i) contact, approach or solicit in each case for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any Transferred Employee without the prior written consent of Purchaser or (ii) intentionally cause, induce or solicit any customer or supplier of the Business to terminate or materially and adversely modify any such Person’s relationship with the Business; and

       (b)   Purchaser will not, and will not permit any of its Affiliates to, directly or indirectly (i) contact, approach or solicit in each case for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any employee of Seller (other than the Transferred Employees) without the prior written consent of Seller or (ii) intentionally cause, induce or solicit any customer or supplier of Seller (other than those that solely relate to the Business) to terminate or materially and adversely modify any such Person’s relationship with Seller;

provided, however, that nothing in this Section 7.10 shall prevent either Seller or Purchaser or any of their respective Subsidiaries from hiring (x) any employee whose employment has been terminated by Purchaser or Seller, as applicable, (y) after 60 days from the date of termination of employment, any employee whose employment has been terminated by the employee or (z) any employee that responds to a general solicitation for employment by Seller or its Subsidiaries or Purchaser or its Subsidiaries, as applicable, that is not directed at Transferred Employees or the other employees of Seller, as applicable.

ARTICLE VIII
EMPLOYEES

    8.1   Employees.

       (a)  On or before the Closing Date, Purchaser shall offer employment to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence, on such terms and conditions as it deems appropriate in its sole discretion consistent with this Section 8.1, such employment to be contingent upon and effective immediately following the Closing.   The Employees who accept Purchaser’s offer of employment and commence employment with Purchaser shall be referred to, collectively, as “Transferred Employees.”

       (b)  Seller shall terminate the employment of all Transferred Employees with Seller effective immediately prior to the Closing. From and after the Closing Date, Purchaser shall offer to Transferred Employees such compensation and employee benefits that are substantially similar in the aggregate to the compensation and Employee Benefit Plans maintained by the Seller for the Transferred Employees as of the Closing Date.  Notwithstanding the preceding sentence or any other provision of this Agreement to the contrary, Purchaser will not be liable or responsible for any severance benefits which may be payable by Seller to any of the Transferred Employees as a result of the termination of their employment by Seller in connection with the consummation of the transactions contemplated by this Agreement.

       (c)  Effective as of the Closing, the Transferred Employees shall cease active participation in the Employee Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Employee Benefit Plans that are incurred by the Transferred Employees prior to the Closing Date.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Transferred Employee participates.  Notwithstanding the foregoing, (i) Seller shall bear all obligations for providing coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), to Transferred Employees (and their eligible dependents) in connection with any separation, termination, or severance of employment of any Employee prior to the Closing Date, and (ii) effective as of the Closing Date, Purchaser or its Affiliates shall assume all obligations for providing coverage under COBRA to Transferred Employees (and their eligible dependents).

       (d)  Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.

       (e)  Nothing in this Agreement confers upon any Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 8.1.  Nothing in this Agreement shall limit the right of Purchaser to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.

ARTICLE IX
CONDITIONS PRECEDENT

    9.1    Conditions to the Obligations of Purchaser and Seller.  The obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of the following conditions:

       (a)  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other Order having the effect of making the the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

    9.2   Conditions Applicable to Purchaser.  The obligations of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver at its discretion), on or prior to Closing, of the following conditions:

       (a)  The representations and warranties of Seller contained in this Agreement shall be true and correct on the date hereof, and shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date and (ii) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

       (b)  All the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been complied with or performed in all material respects.

       (c)  At the Closing, Seller shall have delivered to Buyer a certificate (the “Seller’s Incumbency Certificate”) of a Seller’s Secretary or an Assistant Secretary or other qualified officer and dated the Closing Date certifying: (i) the incumbency of the officers signing this Agreement and the documents contemplated herein to be executed and delivered by Seller; and (ii) certifying the resolutions of the Board of Directors of Seller authorizing this Agreement and the transactions contemplated herein, and (iii) Seller’s certificate of incorporation and by-laws to be true, complete and in full force and effect and unmodified as of the Closing Date.

       (d)  Seller shall have delivered all of the deliverables required under Section 4.2(a).

       (e)  There shall not have occurred and be continuing a Material Adverse Effect.

    9.3   Conditions Applicable to Seller.  The obligations of Seller under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver at its discretion), prior to at Closing, of the following conditions:

       (a)  The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date hereof, and shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date and (ii) where the failure of such representations and warranties to be so true and correct did not, and would not reasonably be likely to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

       (b)  All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been fully complied with and performed in all material respects.

       (c)  Purchaser shall have delivered to Seller a certificate (the “Purchaser’s Incumbency Certificate”) of Purchaser’s Secretary or an Assistant Secretary or other qualified officer and dated the Closing Date certifying: (i) the incumbency of the officers signing this Agreement and the documents contemplated herein to be executed and delivered by Buyer; and (ii) certifying the resolutions of the Board of Directors of Buyer authorizing this Agreement and the transactions contemplated herein, and (iii) Buyer’s certificate of incorporation and bylaws to be true, complete and in full force and effect and unmodified as of the Closing Date.

       (d)  Purchaser shall have delivered all of the deliverables required under Section 4.2(b).

ARTICLE X
INDEMNIFICATION

    10.1  Survival of Indemnification Obligations .  Except as otherwise expressly provided in this Article X, the indemnification obligations of the parties set forth in this Article X shall survive for a period of eighteen (18) months following the Closing Date (the “Survival Period”), and thereafter be of no further force or effect.  For the purpose of any claim arising in relation to Sections 5.7 (Taxes) and 5.15 (Environmental Matters), the Survival Period shall be deemed to be the applicable statute of limitations, and in relation to claims pursuant to the first sentence of Section 5.5(a) (Title), Sections 10.2(a)(ii) and (iii), or Sections 10.2(b)(ii), (iii) and (iv), the Survival Period shall be indefinite.  A party must deliver prompt notice to the other party of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the Survival Period.  Any claim for indemnification not made on or prior to that date will be irrevocably and unconditionally released and waived.

    10.2  Indemnification by Seller.

       (a)  Subject to Section 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, Liabilities, claims, demands, judgments, damages (excluding incidental and consequential damages), fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

       (i)    based upon or resulting from any breach of any representation or warranty of Seller contained in this Agreement or in the Seller Incumbency Certificate;

       (ii)   based upon or resulting from the breach of any covenant on the part of Seller set forth herein;

       (iii)  based upon or arising directly from any Excluded Asset or any Excluded Liability.

       (b)  Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

    10.3  Indemnification by Purchaser.

       (a)  Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

       (i)    based upon or resulting from any breach of any representation or warranty of Purchaser contained in this Agreement or in the Purchaser Incumbency Certificate;

       (ii)   based upon or resulting from the breach of any covenant on the part of Purchaser set forth herein;

       (iii)  based upon or arising directly from any Assumed Liability; and

       (iv)  based upon or arising directly from any Purchased Asset or Purchaser’s operation of the Business after the Closing Date.

       (b)  Seller shall take and cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

    10.4  Indemnification Procedures.

       (a)  A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought.

       (b)  In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the party seeking indemnification under this Article X (the “Indemnified Party”) shall promptly cause prompt written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the party from whom indemnification is being sought (the “Indemnifying Party”).  The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim.  If the Indemnifying Party shall assume the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept such settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim.  If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

       (c)  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

    10.5  Certain Limitations on Indemnification.

       (a)  Except as set forth in Section 10.5(b), notwithstanding the provisions of this Article X, neither Seller, on the one hand, nor Purchaser, on the other hand, shall have any indemnification obligations for Losses under Sections 10.2(a)(i) or 10.3(a)(i), for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $60,000 (the “Minor Claims Amount”), and then only to the extent of such excess.  Subject to Section 10.5(b), in no event shall the aggregate indemnification to be paid by Seller or Purchaser under this Article X exceed an amount equal $2,430,000 (the “Cap”). Notwithstanding anything to the contrary in Section 10.5(a), neither Seller nor Purchaser shall be entitled to any claim for indemnification against the other for any individual Loss or any group of related Losses under Sections 10.2(a)(i) or 10.3(a)(i) (which shall be aggregated for this purpose) in an amount less than $3,500, and no such individual Loss or group of related Losses shall be taken into account in determining whether, or to the extent to which, the Minor Claims Amount has been met or exceeded.

       (b)  Notwithstanding anything in this Article IX, the Cap and Minor Claims Amount limitations set forth in Section 10.5(a) shall not apply to claims for indemnification in respect of Losses related to or arising out of the matters set forth in Sections 10.2(a)(ii) and (iii) and Section 10.3(a)(ii), (iii) and (iv).

       (c)  Seller shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the party seeking indemnification.

    10.6  Additional Considerations.

       (a)  Any Indemnified Party’s right to indemnification pursuant to this Article X on account of any Losses will be reduced by (i) all insurance or other third-party indemnification proceeds actually recovered by the Indemnified Party (net of all costs and expenses including taking into account increased premiums directly attributable to such recovered amounts) and (ii) the net amount of the Tax benefits actually realized by the Indemnified Party by reason of such Loss.

       (b)  Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, unless, in the case of punitive damages, if such punitive damages are determined by a court of competent jurisdiction to be owed by an Indemnified Party to an unaffiliated third party.

    10.7  Tax Treatment of Indemnity Payments.  The parties shall treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise required by Law.

    10.8  Exclusive Remedy.  From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X; provided, that if such breach or failure results from the fraud on the part of Seller, the Purchaser Indemnified Parties shall not be limited to indemnification in accordance with this Article X with respect to such breach or failure.

ARTICLE XI
TERMINATION

    11.1  Termination.

       (a)  This Agreement may be terminated at any time prior to the Closing:

       (i)    by mutual written consent of Purchaser and Seller;

       (ii)   by Seller if the Closing does not occur on or before October 30, 2012 or by Purchaser if the Closing does not occur on or before December 31, 2012; provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the proximate cause of or resulted in the failure of the Closing to occur on or before such date;

       (iii)  by Purchaser if (A) there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Schedules or if any representation or warranty of Seller shall have become untrue, in either case without giving effect to any Seller Schedule Supplement and such that the conditions set forth in Sections 9.2(a) or 9.2(b) are incapable of being satisfied, and (B) such breach is not curable, or, if curable, is not cured within 10 days after written notice of such breach is given to Seller by Purchaser; or

       (iv)  by Seller if (A) there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Purchaser shall have become untrue and such that the conditions set forth in Sections 9.3(a) or 9.3(b) are incapable of being satisfied, and (B) such breach is not curable, or, if curable, is not cured within 10 days after written notice of such breach is given to Purchaser by Seller.

       (b)  The party desiring to terminate this Agreement pursuant to clause (ii), (iii) or (iv) shall give written notice of such termination to the other party hereto.

    11.2  Effect of Termination.  In the event of termination of this Agreement as provided in 11.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective Representatives or Affiliates, except as set forth in Section 11.3; provided that the provisions of Sections 7.1 (Confidentiality), 7.3 (Publicity), 11.3 (Remedies), and Article XIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

    11.3  Remedies. Any party terminating this Agreement pursuant to Section 11.1 shall only have the right to seek recovery of damages sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraudulent or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 11.1.

ARTICLE XII
TAX MATTERS

    12.1  Tax Cooperation.  Seller and Purchaser shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business.

    12.2  Payment of Sales, Use or Similar Taxes.  Purchaser shall be responsible for (and shall indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales Taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Seller or its Affiliates) (“Transfer Taxes”).  Purchaser shall pay all such Transfer Taxes when due, and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Parties will, and will cause their Affiliates to, join the execution of any such Tax Returns and other documentation.

    12.3  Proration.  All real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for Taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the close of business on the Closing Date on a daily basis.  Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the day prior to the Closing Date.  Purchaser shall be responsible for all such Taxes and fees with respect to the Purchased Assets accruing during any period beginning on or after the Closing Date.  With respect to Taxes described in this Section 12.3, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due on or after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 12.3 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

ARTICLE XIII

MISCELLANEOUS

    13.1  Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Purchaser shall be responsible for, and shall pay directly or promptly reimburse Seller for amounts paid by or on behalf of Seller, all filing fees lawfully payable to or at the request of any Governmental Body in connection with this Agreement, the Seller Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

    13.2  Submission to Jurisdiction; Consent to Service of Process.

       (a)  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

       (b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.5.

    13.3  Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

    13.4  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.

    13.5  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

    If to Seller, to:

Strategic Diagnostics Inc.
111 Pencader Drive
Newark, DE 19702
Facsimile:  (302) 456-6770
Attention:  Francis M. DiNuzzo, Chief Executive Officer

With a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Facsimile: (215) 963-5001
Attention:  Justin W. Chairman

    If to Purchaser, to:

Romer Labs Technology, Inc.
1301 Stylemaster Drive
Union, MO 63084
Facsimile:  (636) 583-8169
Attention:  Christie Wilmoth

With a copy (which shall not constitute notice) to:
Lewis, Rice & Fingersh, L.C.
600 Washington Ave., Suite 2500
St. Louis, MO 63101
Facsimile: (314) 612-7684
Attention:  Gregory R. Beekman

    13.6  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    13.7  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  Notwithstanding the foregoing, Purchaser may assign this Agreement to any of its Affiliates with notice to, but without the prior written consent of, Seller.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

    13.8  Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

    13.9   Specific Performance.  In the event of failure or threatened failure by a party hereto to comply with the terms of this Agreement, any other party shall be entitled to an injunction restraining such failure or threatened failure and to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

    13.10  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

    IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Francis M. DiNuzzo
Name: Francis M. DiNuzzo
Title: President and CEO

ROMER LABS TECHNOLOGY, INC.

By:	Michael Prinster
Name: Michael Prinster
Title: Chief Executive Officer Romer Technology Inc.

By:	Johann Binder
Name: Johann Binder
Title: Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

EXHIBIT A

FORM OF

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT, is made and entered into as of _______ __, 2012 (this “Agreement”), by and between Strategic Diagnostics Inc., a Delaware corporation (“Seller”) and Romer LABS Technology, Inc., a Delaware corporation (“Purchaser”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between Seller and Purchaser, among other things, Seller has agreed to sell, transfer, assign, convey and deliver all of its right, title and interest in the Purchased Assets to Purchaser, and Purchaser has agreed to purchase the Purchased Assets from Seller and assume the Assumed Liabilities, all pursuant to and in accordance with the terms of and subject to the conditions in the Purchase Agreement; and

WHEREAS, this Agreement is being executed and delivered pursuant to Section 4.2(a)(i) and Section 4.2(b)(ii) of the Purchase Agreement.

TERMS AND CONDITIONS

NOW, THEREFORE, the undersigned, intending to be legally bound hereby, for the consideration set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein, and in the Purchase Agreement, hereby agree as follows:

1.   Seller hereby sells, transfers, assigns, conveys and delivers to Purchaser, its successors and assigns, all of Seller’s right, title and interest in and to all of the Purchased Assets (other than the Purchased Marks, as defined in the United States Master Intellectual Property Assignment Agreement), free and clear of all Liens other than Permitted Liens, to have and to hold the same unto Purchaser, its successors and assigns, forever.

2.   Purchaser hereby assumes the Assumed Liabilities.

3.   Seller, by this Agreement, hereby transfers and assigns to Purchaser, all of its right, title and interest, in and to the Purchased Contracts which are listed on Exhibit A attached hereto.  Purchaser hereby accepts said assignment and, in furtherance of the assumption of Assumed Liabilities set forth in Section 2 above, hereby assumes and agrees to perform and comply with all of the obligations of Seller under the Purchased Contracts from and after the date hereof.

4.   Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person or entity other than Seller and Purchaser and their successors and assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Seller and Purchaser and their successors and assigns.

5.   This Agreement is being executed pursuant to the Purchase Agreement and is subject to all of the terms and conditions of the Purchase Agreement.  Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by Seller or Purchaser of any liabilities, duties or obligations imposed upon any of them by the terms of the Purchase Agreement, including, without limitation, the representations and warranties and other provisions that the Purchase Agreement provides shall survive the Closing Date.

6.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

7.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

8.   This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile or electronic transmission) and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

STRATEGIC DIAGNOSTICS INC.

By:
Name:
Title:

ROMER LABS TECHNOLOGY, INC.

By:
Name:
Title:

[Signature Page to Bill of Sale and Assignment and Assupmption Agreement]

Exhibit B

Transition Services Agreement

EXHIBIT B

Form of
Transition Services Agreement

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [ ], 2012, by and between Strategic Diagnostics Inc., a Delaware Corporation (the “Provider”)] and Romer Labs Technology, Inc., a Delaware corporation (the “Purchaser”).  The Provider and the Purchaser are sometimes individually referred to herein as a “Party” and collectively as, the “Parties”.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement), by and between the Provider and the Purchaser, the Provider has agreed to, among other things, sell, transfer and assign to Purchaser certain assets and liabilities; and

WHEREAS, to facilitate the transactions contemplated by the Purchase Agreement, the Provider has agreed to provide to the Purchaser certain transition services; and

WHEREAS, the Provider is willing to provide such services upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Services Provided.

1.1   During the Term, the Provider will provide or cause to be provided (including through one or more of its affiliates) to the Purchaser those transitional services, as described and for the length of time specified on Schedule 1 to this Agreement (the “Transition Services”), unless the provision of such Transition Service or this Agreement is earlier terminated pursuant to Section 2 hereof.

1.2   The Provider shall be required to provide each Transition Service only to the Purchaser in connection with the conduct of the Business (as defined in the Purchase Agreement) in the ordinary course consistent with past practice prior to the date hereof, and the Purchaser shall not utilize the Transition Services other than in the ordinary course consistent with past practice.  To the extent any Transition Service has not been provided prior to the date hereof, the Purchaser shall utilize the Transition Service only in connection with the conduct of the Business in the ordinary course and in accordance with the applicable terms of Schedule 1.  The Purchaser shall not resell any of the Transition Services received by it to any Person or permit the use of such Transition Services by another other Person other than its subsidiaries in the ordinary course and (where applicable) consistent with past practice.

1.3   Notwithstanding anything to the contrary in this Agreement, (a) the Provider shall not be in breach of this Agreement if the Provider does not provide, or cause to be provided, any Transition Services as a result of any refusal to give, or delay in providing, any consent to any matter under this Agreement on the part of the Purchaser or any material breach (beyond the notice and cure period set forth in Section 2.2.2) (it being understood that failure to make a payment will be deemed a material breach) by the Purchaser of its obligations under the Agreement, and (b) the Provider is not required to provide any Transition Service if the provision thereof would violate any applicable Law.

1.4   All employees and representatives of the Provider shall be deemed for all purposes (including compensation and employee benefits) to be employees or representatives solely of the Provider and not to be employees, representatives or independent contractors of Purchaser.  In performing their respective duties hereunder, all such employees and representatives of the Provider shall be under the direction, control and supervision of the Provider (and not of Purchaser) and the Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.  The Provider is not authorized to, and none of the Provider’s employees or representatives shall at any time attempt to (i) act on behalf of Purchaser other than as authorized by Purchaser in the ordinary course of performing the Transition Services, or (ii) bind Purchaser in any manner whatsoever to any obligations.

2.	Term and Termination.

2.1   The term of this Agreement (the “Term”) will commence on the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) and will continue until April 15, 2013 (the “Termination Date”).  Upon transition of a Transition Service to the Purchaser or at such time as the Purchaser otherwise is no longer in need of such Transition Service, the Provider’s obligation under this Agreement with respect to the provision of such Transition Service to the Purchaser shall terminate upon (x) 30 days written notice (a “Termination Notice”) thereof from the Purchaser to the Provider or (y) at such earlier time if specified in Schedule 1, and the Purchaser shall no longer be obligated to make payment for such Transition Service; provided, however, that the Purchaser shall provide any such Termination Notices as promptly as practicable following any decision by the Purchaser to discontinue any particular Transition Service; and provided further, that the Purchaser shall reimburse the Provider for any costs, fees or expenses that are both (a) incurred prior to receipt by the Provider of a Termination Notice and (b) otherwise reimbursable under this Agreement but for the termination of such Transition Service.

2.2   This Agreement shall terminate on the Termination Date, but may be terminated earlier:

 2.2.1   Upon the written mutual agreement of the Parties; or

 2.2.2   By the Provider or the Purchaser for material breach of any of the terms hereof by the other Party if the breach is not cured within 15 days after written notice of breach is delivered to the Party committing the breach.

2.3   Any expiration of the Term or termination of this Agreement under the provisions of this Section 2 shall not affect any obligation to pay amounts owing or obligations incurred hereunder by any of the Parties prior to the effective date of termination.  The provisions of this Section 2.3 and Sections, 2.2.2 and Section 6 shall survive indefinitely following termination or expiration of this Agreement for any reason.

3.	Charges for Services.

3.1   The Provider will provide, or cause to be provided (including through one or more of its affiliates), the Transition Services to the Purchaser in exchange for the fees set forth on Schedule 1 in respect of each Transition Service.  Purchaser shall be under no obligation to reimburse the Provider for out-of-pocket and incidental costs and expenses (“Expenses”) incurred by the Provider in connection with the performance of the Transition Services unless (i) the Provider has obtained the prior written consent of Purchaser (which consent will not be unreasonably withheld) to such Expenses incurred, and (ii) the Provider submits such documentation with its invoice as may reasonably be required to verify the amount of the Expenses.  The Provider shall invoice the Purchaser on a monthly basis for the amounts owed in connection with the Transition Services provided hereunder.  All amounts due to the Provider under this Agreement will be due and payable within 15 calendar days of the Purchaser’s receipt of the invoice therefor.

3.2   The Purchaser acknowledges that the Provider or its Affiliates may be providing similar services (or services that involve the same resources as those used to provide the Transition Services) to its internal organizations, subsidiaries, Affiliates and third parties.  Purchaser may issue a written request to the Provider to vary any of the Transition Services.  The Provider shall respond to such request as soon as practicable (and in any event within seven (7) days of such request) indicating whether Provider is prepared to vary the Transition Services concerned and if so the timing and costs implications such variation would have on the provision of the Transition Services.  Purchaser may then decide whether it wishes to proceed to implement the agreed variations.

3.3   The Provider shall not be required to (i) expand its facilities, incur long-term capital expenses or employ additional personnel in order to provide the Transition Services, or (ii) provide Transition Services hereunder that are greater in nature or scope than the comparable services provided to the Business prior to the date hereof.

4.   Performance Standard.  In providing the Transition Services, the Provider shall perform the Transition Services with the same standard of care as such Transition Services were provided to the Business immediately prior to the Closing Date (as defined in the Purchase Agreement), subject to express variation in the provision of such Transition Services as may be agreed upon by the parties pursuant to Section 3.2.

5.	Limitation of the Parties’ Liability; Indemnification.

5.1   DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:  THE PROVIDER DOES NOT GUARANTEE OR MAKE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY, VALIDITY, TIMELINESS, COMPLETENESS, AVAILABILITY OR CONTINUED AVAILABILITY OF ANY TRANSITION SERVICES, OR THAT THE TRANSITION SERVICES SHALL BE ERROR-FREE; AND PROVIDER FURTHER EXPLICITLY DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING AND USAGE OF TRADE OR THEIR EQUIVALENTS UNDER THE LAWS OF ANY JURISDICTION.

5.2   EACH PARTY HERETO AGREES THAT THE OTHER PARTY SHALL NOT BE LIABLE TO SUCH PARTY OR ANYONE ACTING THROUGH SUCH PARTY UNDER ANY LEGAL THEORY (INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, STRICT LIABILITY, NEGLIGENCE OR ANY OTHER LEGAL THEORY) FOR PUNITIVE, INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THE PROVIDER’S LIABILITY FOR ANY REASON AND ON ANY CAUSE OF ACTION SHALL AT ALL TIMES AND IN THE AGGREGATE AMOUNT BE LIMITED TO THE AMOUNT ACTUALLY PAID BY THE PURCHASER TO THE PROVIDER UNDER THIS AGREEMENT.  NEITHER PARTY’S LIABILITY FOR ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OTHER THAN PURCHASER’S OBLIGATION TO PAY THE FEES FOR THE TRANSITION SERVICES) SHALL EXCEED TWO HUNDRED THOUSAND DOLLARS ($200,000.00), PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 5.2 SHALL OPERATE TO EXCLUDE OR RESTRICT A PARTY’S LIABILITY RESULTING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

5.3   Each Party’s relationship with the other hereunder shall be solely that of an independent contractor, and there is no agency, joint venture, partnership or any other relationship between the parties hereto.

6.	Miscellaneous.

6.1   Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

if to the Provider: Strategic Diagnostics Inc. 111 Pencader Drive Newark, DE 19702 Attn: Francis M. DiNuzzo, Chief Executive Officer Telephone No.: (302) 456-6789 Facsimile No.: (302) 456-6770
with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn:  Justin W. Chairman
Telephone No.: (215) 963-5061
Facsimile No.:  (215) 963-5001

if to the Purchaser:

[___________________________]
[___________________________]
[___________________________]
Attn:  [______________________]
Telephone No.: [______________]
Facsimile No.:  [______________]

with a copy to: Lewis, Rice & Fingersh, L.C. 600 Washington Ave., Suite 2500 St. Louis, MO 63101 Attn: Gregory R. Beekman Telephone No.: (314) 444-7684 Facsimile No.: (314) 612-7684

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

6.2   Transition Cooperation.  Each of the Provider and the Purchaser will, and will cause their respective Affiliates to, give reasonable cooperation and reasonable support to the other Party and its Affiliates to assure an orderly transition from the systems and procedures utilized by the Provider and its Affiliates in connection with the Business after the Closing.

6.3   Confidentiality.  From and after the Closing, through and until the first anniversary of the termination of this Agreement, each Party hereto receiving information (the “Receiving Party”) arising out of or relating to this Agreement from the other Party or its professional advisers (collectively, the “Disclosing Party”) shall cause itself and its Affiliates and their respective officers, directors, employees, advisors and agents (collectively, the Receiving Party along with its affiliates and their respective officers, directors, employees, advisors and agents, the “Confidential Information Recipients”) to keep confidential any such information, except for any such information that (i) is available to the public on the Closing Date through no fault of any Confidential Information Recipient, (ii) becomes available to the public after the Closing Date other than as a result of a disclosure by any Confidential Information Recipient or (iii) is or becomes available to the Confidential Information Recipients after the Closing Date on a non-confidential basis from a source that, to the Receiving Party’s knowledge, is not prohibited from disclosing such information to the Confidential Information Recipients by a legal, contractual or fiduciary obligation to any other Person.  Should the Receiving Party be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, such Receiving Party shall inform the Disclosing Party of such request or obligation as soon as practicable after it is so informed and, if practicable and if permitted under applicable Law, before any information is closed, so that a protective order or other appropriate remedy may be sought or obtained by the Disclosing Party.  The Receiving Party shall exercise its commercially reasonable efforts in cooperating with the Disclosing Party to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  If a Receiving Party is obligated to make such a disclosure, it shall only make such disclosure to the extent to which it is so obligated.

6.4   Governing Law.  All matters relating to or arising out of this Agreement or the transactions contemplated hereby (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

6.5   Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

6.6   Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Provider or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, provided that the Provider may assign any of its obligations, in whole or in part, to any of its Affiliates without obtaining such consent. No such permitted assignment shall affect or limit the liability of the assignor under the terms of this Agreement.  Upon any such permitted assignment, the references in this Agreement to Purchaser or Provider, as the case may be, shall also apply to any such assignee unless the context otherwise requires.

6.7   Execution of this Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.8   Schedules.  All Schedules to this Agreement are hereby incorporated herein and made a part hereof.

6.9   Survival.  The provisions of this Agreement which by their nature survive termination of this Agreement shall so survive and remain in effect following the termination of this Agreement for any reason whatsoever.

6.10   Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.11   Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules hereto) and the Purchase Agreement and the documents referred to in the Purchase Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

6.12   Force Majeure.  Neither Party shall be responsible for failure to perform its respective obligations hereunder due to force majeure which shall include, but not be limited to: fires; floods; riots; strikes; labor disputes; freight embargoes or transportation delays; inability or delay attributable to acts of third parties to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortages thereof; acts of God or of the public enemy; any existing or future laws, rules, regulations or acts of any federal, state or local government (including specifically, but not exclusively, any orders, rules or regulations issued by any official or agency of any such government) which would delay or prohibit performance hereunder; or any cause beyond the reasonable control of a Party.  A Party claiming force majeure shall promptly notify the other Party of such circumstances.  Any interruption of business caused by such force majeure shall not, however, invalidate this Agreement or the Parties’ respective obligations, provided that the Party claiming that its failure to perform was caused by force majeure shall use commercially reasonable efforts to cure the failure to perform as soon as possible, and if performance has not been cured within ten (10) days, the other Party may arrange for such performance from a third party or terminate this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Strategic Diagnostics Inc.

By:
Name:
Title:

Romer Labs Technology, Inc.

By:
Name:
Title:

Exhibit C

Supply Agreement

FORM OF
LICENSE AND SUPPLY AGREEMENT

This License and  Supply Agreement (“Agreement”) is made as of ____, 2012 (“Effective Date”), by and between Romer LABS Technology Inc., a Delaware corporation (“Buyer”), with its principal place of business located at [____________________________], and Strategic Diagnostics, Inc. (“Supplier”), a Delaware corporation with its principal place of business at 111 Pencader Drive, Newark, DE 19702.

WHEREAS, Supplier is experienced in the design, development and production of antibodies and possesses proprietary technology with respect thereto;

WHEREAS, Supplier manufactures the antibodies set forth on Exhibit A (“Products”);

WHEREAS, Buyer uses the Products in the design, production, marketing and sale of media, test kits and diagnostic solutions (collectively, the “Kits”) for use in the foodborne pathogen field (the “Subject Field”);

WHEREAS, Buyer desires to receive from Supplier a license to the Patent Rights and Know-How in the Subject Field, and Supplier is willing to provide such license to Buyer pursuant to the terms and conditions of this Agreement; and

WHEREAS, the parties desire for Supplier to continue using the proprietary technologies to manufacture the Products, and Buyer desires to purchase the Products from Supplier, and Supplier has agreed to supply the Products to Buyer, pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1   “Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity.  A person or entity shall be regarded as in control of another person or entity if it (a) owns or controls at least fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of any such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2   “Escrowed Documentation” means all materials and documentation regarding the Patent Rights and Know-how as the parties shall in good faith identify and agree would be sufficient to enable someone skilled in the art to Manufacture the Products.

1.3   “Force Majeure Event” means any event or cause beyond the reasonable control of a party which would delay or prohibit performance hereunder, including, without limitation, fires; floods; riots; strikes; labor disputes; freight embargoes or transportation delays; inability or delay attributable to acts of third parties to secure material, supplies, or equipment on account of shortages thereof; acts of God or of the public enemy; any existing or future laws, rules, regulations or acts of any federal, state or local government (including specifically, but not exclusively, any orders, rules or regulations issued by any official or agency of any such government).

1.4   “Know-How” means any and all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, inventions, discoveries, improvements, design rights, works of authorship, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not confidentiality, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed, including any physical embodiments of any of the foregoing.

1.5   “Manufacture” means, with respect to the Products, all activities involved in the production of such Products hereunder, including the preparation, formulation, purification, finishing, testing, packaging, storage and labeling of the Products and the handling, storage and disposal of any residues or wastes generated thereby.

1.6   “Net Sales” shall mean, for any time period, the total of all invoiced gross sales in that time period by Buyer, an Affiliate of Buyer, or permitted Sublicensee, in respect of Product and Kits sold by Buyer, an Affiliate of Buyer, or a permitted Sublicensee of Buyer to arm’s length purchasers (but excluding sales by Buyer to an Affiliate or Sublicensee for resale to such purchasers), net of, where applicable: (a) discounts, credits, allowances and adjustments granted to non-sublicensee Third Parties consistent with Buyer’s usual course of dealing for its products other than the Product and Kits; (b) charge-backs or rebates actually allowed and taken on such sales in such amounts as are customary in the trade and are specifically related to the Product and Kit (excluding cash discounts, except for normal trade discounts for early payment of invoices); (c) import and customs duties and taxes including sales, excise, turnover, inventory, value-added, and similar taxes assessed on the sale of the Product and Kit (but excluding income taxes) to the extent separately included in the amount billed; (d) transportation charges and insurance that are separately itemized; and (e) credits or allowances for Product and Kit returns and rejected Product and Kits.

1.7   “Patent Rights” means and all (a) issued patents, (b) pending patent applications including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates or invention disclosure statements, (e) other forms of government –issued rights substantially similar to any of the foregoing, and (f) United States and foreign counterparts of the foregoing.

1.8   “Supply Failure” means a failure of Supplier to deliver to Buyer, during any two (2) consecutive calendar quarters during the Term at least seventy-five percent (75%) of the Binding Portion of the Forecast applicable to each such calendar quarter and submitted pursuant to a Purchase Order, in accordance with this Agreement for each such calendar quarter, provided that if Supplier provides Product to Buyer within the Cure Period as set forth in Section 5.7.4 then such supply shall not be a failure to deliver Product to Buyer for such calendar quarter.

1.9   “Territory” means the entire world.

1.10   “Third Party” means any person or entity other than Supplier, Buyer and their respective Affiliates.

ARTICLE 2
LICENSE

2.1   Grant.

2.1.1   Patent Rights.  Subject to the terms and conditions of this Agreement, Supplier hereby grants to Buyer and its Affiliates a perpetual, royalty-free, non-transferable license (the “License”) to (a) use the Products in connection with the development, manufacture, marketing and sale of the Kits and (b) to make and have made Products under the Patent Rights for the purpose of developing, manufacturing, marketing and selling the Kits.  Buyer shall have the exclusive right, subject to Exhibit B and Section 3.1.3, to use the foregoing License in the Subject Field throughout the Territory, subject only to the rights granted by Supplier to Becton, Dickinson and Company pursuant to that certain Collaboration, License and Supply Agreement dated February 2, 2012 (“BD Agreement”).  Notwithstanding the foregoing, the parties agree that until the occurrence of an Escrow Release Event or as otherwise agreed to by the Parties in writing neither Buyer nor its Affiliates shall exercise the rights described in the foregoing Section 2.1.1(b).

2.1.2   Know-How. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Buyer and its Affiliates a perpetual, royalty-free non-exclusive right and license (the “Know-How License”) to use the Know-How to make and have made Products for the purpose of developing, manufacturing, marketing and selling the Kits in the Subject Field throughout the Territory.  Notwithstanding the foregoing, the parties agree that until the occurrence of an Escrow Release Event or as otherwise agreed to by the Parties in writing neither Buyer nor its Affiliates shall exercise the rights described in clause (b).

2.2   Sublicenses.  The License and Know-How License granted from Supplier to Buyer hereunder may not be sublicensed to a Third Party, except to a Third Party acting on behalf of Buyer or its Affiliates.  Buyer shall obtain prior written consent from Supplier of such sublicense to such Third Party acting on behalf of Buyer or its Affiliate and (a) the terms of such sublicense shall be at least as restrictive as those set forth herein, and (b) Buyer and its Affiliates shall be responsible for such Third Parties’ performance in connection with such sublicense as if conducted by Buyer and its Affiliates hereunder.

2.3   Reservation.  All rights not explicitly granted to Buyer in this Agreement are expressly reserved to Supplier.  Except as expressly provided in this Agreement, no other rights or licenses are intended or conveyed herein, whether by implication, estoppel or otherwise.

ARTICLE 3
FORECASTING, SUPPLY AND QUALITY

3.1   Minimum Supply.

3.1.1   Buyer shall purchase from Supplier, and Supplier agrees to sell to Buyer, Product in accordance with the terms and conditions set forth herein.  Buyer shall purchase from Supplier Products totaling at least the minimum dollar volumes specified in Exhibit B hereto for each Contract Year (the “Yearly Order Total”).

3.1.2   If Buyer fails to meet the Yearly Order Total for any Contract Year, Supplier shall permit Buyer to (a) place a purchase order for Product in an amount sufficient for Buyer to meet the Yearly Order Total for such Contract Year (the “Catch-Up Order”), or (b) make a payment to Supplier for the difference in Product supplied and the Yearly Order Total, provided that such Purchase Order or payment will not operate to reduce the Yearly Order Total for any following Contract Year.  If Buyer places a purchase order as provided for in this Section 3.1.2 or makes a payment to Supplier for such shortfall as provided for in this Section 3.1.2, Buyer shall be deemed to have met the Yearly Order Total for the applicable Contract Year.

3.1.3   If Buyer fails to meet the Yearly Order Total for any Contract Year during the Term as set forth on Exhibit B, and Buyer does not place a Catch-Up Order within the time period provided for in Section 3.1.2 or make a payment for such shortfall as provided for in Section 3.1.2, then the exclusive license grant set forth in Section 2.1.1(b) shall convert to a non-exclusive license grant for such products as set forth on Exhibit B and the exclusivity provision set forth in Section 6.1.3(a) shall no longer apply to Supplier.

3.2   Forecasts.  Buyer will provide Supplier with rolling twelve month (12) forecasts on a quarterly basis of the monthly estimated quantities of each Product that Buyer anticipates purchasing (“Forecast”) in order for Supplier to ensure an uninterrupted supply to meet demand schedule.  Notwithstanding the first sentence of this Section 3.2, the first two (2) calendar quarters included in each Forecast will be binding (“Binding Portion”).  Buyer’s initial Forecast shall be delivered within thirty (30) days of the Effective Date and subsequent quarterly forecasts shall be delivered no later than the first day of each calendar quarter.

3.3   Product Price.  Subject to the adjustments as provided in Section 3.4, the price to be paid by Buyer for Products purchased pursuant to this Agreement (the “Supply Price”) is the “List Price”, set forth on Exhibit A, subject to volume discounts set forth on Exhibit A.  For any given invoice, the assumed annual volume on which the Supply Price is based shall be the sum of the two (2) most recent full calendar quarters’ actual purchases and the then-current Binding Portion of the Forecast, provided however that during the first six (6) months of this Agreement, the volume shall be based on the first Forecast provided.

3.4   Price Adjustment.  Commencing on January 1, 2014 and every year thereafter on January 1, Supplier may increase or decrease the Supply Price.  Any such price increase or decrease shall be communicated to Buyer no later than October 1 of the year immediately preceding the year in which Supplier intends to effectuate such price change.  No annual price increase shall exceed the lesser of (i) four percent (4%) and (ii) 100% of the unadjusted percentage change in the U.S. Producer Price Index, “Other Biological Product Manufacturing” (PCU# 325414) (the “Index”), as it appears in the PPI Detailed Report as published by the U.S. Department of Labor, Bureau of Labor Statistics, between the June 1 of the year immediately preceding such price increase and May 31 of the prior year.  For example, if a price increase will take effect January 1 of 2014, Supplier would calculate the percentage change in the Index by comparing the value of the Index as of June 1, 2013 to the value of the Index as of May 31, 2012.  Notwithstanding the foregoing, if Supplier’s documented costs of materials materially increase or decrease at any time (including, without limitation, as a result of currency fluctuations), then the parties agree to meet and discuss in good faith an equitable adjustment to the Supply Price.

3.5   Quality Assurance and Specifications.  The Products shall comply with all applicable laws and regulations and conform to the specifications set forth on Exhibit A, which may be amended only upon written agreement of both parties (the “Specifications”).  If any changes to the Specifications require regulatory approval or other governmental approval or clearance, such change shall not be implemented until such approval or clearance had been received.

3.6   Addition and Modification of Products.  At Buyer’s request, new Products, or Products with modified Specifications, may be added to Exhibit A with the consent of Supplier, whose consent shall not be unreasonably withheld.  Cost of development, as well as a straight-line increase in list price based on increased production costs, for any new or modified Product not already available will be borne solely by the Buyer.

3.7   Inspection.  Supplier shall give access to representatives of Buyer, at all reasonable times during regular business hours, to its facilities and to all Manufacturing records with respect to Products, for the purpose of inspection no more than once per calendar year for a one (1) day inspection.  Any such representative of Buyer must be reasonably acceptable to Supplier and shall agree to maintain the Confidential Information as confidential on the terms and conditions set forth in Article IX.  Buyer shall request such inspection at least two (2) weeks in advance.  Buyer shall have the right while at any of Supplier’s facilities to inspect Supplier’s records, permits and licenses solely to evaluate compliance with all applicable laws. Notwithstanding any inspection performed by Buyer, Supplier shall remain solely responsible for operating its facilities and for complying with its obligations under this Agreement. Neither the rights granted to Buyer pursuant to this Section 3.7, nor any inspection performance by Buyer, shall impose any liability on Buyer.

3.8   Manufacturing Changes.  Supplier shall notify and obtain prior written consent from Buyer for:  (a) changes in the Product Specifications and (b) any production changes that affect Product Specifications.  Upon agreement of any change under subsection 3.8(a) or 3.8(b), Supplier shall update the Escrow Documentation.

3.9   Safety Stock.  Upon Buyer’s written request, Supplier shall maintain a safety stock of unpurified raw materials inventory necessary to produce the amount of the Products described in the prospective twelve months of the Forecast (such safety stock, the “Safety Stock”).  Supplier shall manage the Safety Stock at all times throughout the Term or until Buyer’s request for Safety Stock maintenance is rescinded in writing. The Safety Stock shall be warehoused and maintained at Supplier’s facilities. Supplier will maintain sanitation levels at the area where the Safety Stock is located  equivalent to the sanitation levels where Supplier stores its own inventory. Supplier shall rotate the Safety Stock on a first-in, first-out basis. Safety Stock shall be automatically replenished by Supplier by a date occurring no more than one hundred eighty (180) days after Safety Stock is used.  All Safety Stock shall be maintained at Buyer’s sole cost and expense.

ARTICLE 4
PURCHASE ORDERS

4.1   Purchase Orders. During the Binding Portion of each Forecast, Buyer shall from time to time place written purchase orders (each, a “Purchase Order”) with Supplier for quantities of each Product at least one hundred twenty (120) days prior to the delivery date specified in each respective Purchase Order for such Binding Portion of the Forecast.  In the event Buyer fails to provide a Purchase Order, then the prior issuance of a Forecast shall, to the extent of the Binding Portion only, shall be deemed to be a Purchase Order as such term is used herein. Each Purchase Order will (a) specify the Product to be delivered, (b) specify the quantity of Products, (c) specify the date range within which Products must be delivered and (d) specify no more than one (1) delivery location for all Products referenced therein.  Each such Purchase Order (including, if applicable, the Binding Portion of a Forecast deemed to be a Purchase Order as set forth above) shall constitute a firm offer by Buyer to purchase the quantity of Products at the Supply Price for delivery during the period specified.  No later than the close of business on the third (3rd) business day following the delivery of a Purchase Order, Supplier shall notify Buyer if Supplier rejects the Purchase Order.  No confirmation by Supplier shall be necessary in order to affect Supplier’s acceptance of any Purchase Order.

4.2   Conflicts. Other than terms respecting quantity, delivery date(s) and destination(s), the terms and conditions of any Purchase Order submitted by Buyer shall be of no force or effect, whether or not objected to by Supplier, and nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement.

ARTICLE 5
DELIVERY AND PAYMENT TERMS

5.1   Payment Terms.  Supplier shall invoice Buyer for all Product delivered under Purchase Orders on the date of shipment, and for all other amounts due to Supplier, if any, hereunder monthly in arrears.  Each invoice shall specify the Purchase Order number to which it corresponds.  Unless otherwise specified in this Agreement, all amounts due to Supplier hereunder shall be paid by Buyer in U.S. Dollars within 30 days of receipt of invoice.  All amounts not paid within such 30 days will be charged a service fee of one-and-one half percent (1½%) per month or the maximum rate permitted by law, whichever is less.

5.2   Collection Fees.  In the event Supplier institutes legal proceedings or employs a collection agency to collect monies due as part of this Agreement, Buyer shall also pay reasonable attorneys fees, collection fees and expenses.  All amounts payable to Supplier under this Agreement shall be paid, without set-off and without deduction of any taxes, levies, imposts, charges, withholdings and/or duties of any nature which may be levied or imposed, including without limitation, value added tax, customs duty and withholding tax.

5.3   Taxes.  Buyer shall pay sales or use tax, if any is due, of the state in which the order originates. The price of the product includes all taxes due and payable in the United States, but excludes any taxes, including VAT, that are due and payable outside the United States. Unless otherwise stated, the prices do not include sales or use taxes applicable to the Products. All such taxes and charges shall be shown separately on Supplier's invoice.

5.4   Delivery.  Supplier shall ship Products in accordance with the quantities, delivery dates, and delivery location specified in the Purchase Order.  Supplier shall ship the Products by shipping agents designated by Buyer; provided, however, that Supplier has right to approve the carriers to ensure their ability to meet Supplier shipping and storage expectations.  All Products shall be packaged, marked and otherwise prepared in accordance with good commercial practices and Buyer’s reasonable instructions therefor, if any.  Each package must be numbered and labeled with Purchase Order number, stock number (if applicable), contents, and weight.  An itemized packing list shall be included in each shipment and the package containing the packing list must be clearly marked as such.  Each packing list shall bear the Purchase Order number and an accurate description of the Products and quantities in the shipment.  Supplier shall use commercially reasonable efforts to meet delivery dates specified in the Purchase Orders.  Supplier reserves the right to make partial deliveries, and rescheduling of lead times on orders shall be at Supplier’s discretion.  Any shipment delivered that is within plus or minus ten percent (10%) of the quantity ordered and/or within plus or minus seven days of the delivery date specified on the relevant Purchase Order shall be considered delivered on time.

5.5   Terms of Delivery.  The Product shall be shipped FCA from Supplier’s manufacturing facilities at Buyer’s expense via the carrier designated by Buyer and, in the absence of such designation, a carrier selected by Supplier.  Except as otherwise provided in this Agreement, all transportation charges and expenses shall be paid by Buyer.  Buyer shall be responsible to arrange for clearance of the Product through customs for import.

5.6   Failure to Supply.

5.6.1   Notice of Delay and Supply Failure.  If, during the Term, Supplier has reason to believe that it will lack sufficient capacity or otherwise be unable to supply Buyer in a timely manner with the full quantity of Products set forth in a Forecast or actually ordered by Buyer for any reason, Supplier shall promptly (and in any event within fifteen (15) days of Supplier’s determination) notify Buyer thereof.  If Supplier does provide Buyer with such a notice, or if Supplier fails to provide Buyer with adequate assurances of timely performance upon Buyer’s request therefor, Buyer and Supplier shall promptly meet to discuss how to thereafter supply Buyer with the applicable quantities of Product in a timely manner.

5.6.2   Shortage.  In the event of any shortage of any material used in connection with the Manufacture by Supplier of the Products due to a Force Majeure Event, Supplier shall allocate such material, as applicable, on a pro rata basis between Buyer, on the one hand, and all other customers of Supplier (including Supplier itself), on the other hand.  In such case, the allocation to which Buyer is entitled under this Section 5.6.2 during the pendency of such shortage shall be based upon the Binding Portion set forth in the applicable Forecast.

5.6.3   Liability. Notwithstanding the foregoing, Supplier shall not be responsible for any liability, loss or damage of any kind sustained or incurred by Buyer by reason of any Supply Failure, other than the obligation to refund any sums paid by Buyer for Product which is not delivered.

5.7   Inspection, Acceptance and Returns of Product.

5.7.1   Inspection by Buyer.  It is Buyer’s responsibility to test Product in the manner described within the Specifications (for each Product, the “Specified Method of Analysis”).  Buyer shall have a period of 30 days from the date of Buyer’s receipt of the Product to inspect any shipment of Product to determine whether such shipment conforms to the Specifications, quantity and the warranty set forth in Section 8.2.  If Buyer determines that the Product does not conform to the Specifications, quantity and warranty when using the Specified Method of Analysis, it shall notify Supplier by delivering a written rejection notice immediately, if possible, but no later than the expiration of such period.

5.7.2   Acceptance.  If such rejection notice is not given within the stipulated period for a shipment of Product, then such shipment shall be deemed accepted by Buyer and such acceptance shall constitute a waiver of any claims Buyer may have against Supplier with respect to such shipment.

5.7.3   Disagreement Regarding Rejection.  If Buyer delivers a rejection notice in respect of all or any part of a shipment of Product, and Supplier does not agree with Buyer’s determination that Product fails to meet the applicable Specifications at the time of delivery, the parties shall in good faith attempt to resolve such dispute.  Supplier and Buyer shall have 30 days from the date of Supplier’s receipt of such notice to resolve such dispute regarding whether all or any part of such shipment of Product conforms to the Specifications at the time of delivery.  If disputes between the parties as to whether all or any part of a shipment rejected by Buyer was supplied in conformance with the applicable Specifications are not resolved in such 30 day period, then such Product shall be submitted for testing and/or resolution to an independent testing laboratory or a consultant (if not a laboratory analysis issue).  The testing laboratory or the consultant and protocol, as the case may be, shall be mutually agreed upon by the parties.  The results of the testing or resolution shall be final and binding on the parties, and if such Product is determined to meet Specifications at the time of delivery, then Buyer shall pay for the costs of such testing and/or resolution; otherwise, Supplier shall pay for such costs.

5.7.4   Replacement or Reimbursement for Properly Rejected Product.  In the event any shipment of the Product is appropriately rejected pursuant to this Section 5.7 (the “Non-Conforming Product”), Buyer shall return such Non-Conforming Product to Supplier, to a location designated by Supplier and at Supplier’s expense.  If the Non-Conforming Product is more than twenty-five percent (25%) of the Binding Portion of the Forecast for such calendar quarter, Supplier shall have one hundred twenty (120) days from the determination, as provided herein, that such Product is Non-Conforming Product to replace Non-Conforming Product (“Cure Period”).  If the Non-Conforming Product is less than twenty-five percent (25%) of the Binding Portion of the Forecast for such calendar quarter, in Buyer’s discretion, Supplier shall either (i) reimburse Buyer for payments received by Supplier for the Non-Conforming Product, provided that such reimbursement shall exclude any applicable late payment charge collected in connection therewith, or (ii) at no expense to Buyer replace any Non-Conforming Product within one hundred twenty (120) days.  SUPPLIER’S SOLE LIABILITY WITH RESPECT TO ANY SUCH REJECTION SHALL BE LIMITED TO REPLACEMENT OR REIMBURSEMENT AS PROVIDED IN THIS SECTION 5.7.4.

ARTICLE 6
COVENANTS

6.1   Covenants of Supplier.

6.1.1   Compliance with Laws.  Supplier shall hold necessary licenses in connection with the manufacturing, storage, supply and sale to Buyer of the Product and shall comply with all applicable directives, laws, rules and regulations relating to the manufacturing, storage, supply and sale to Buyer of the Product.

6.1.2   Technology Escrow.  The parties intend that the License and Know-How License granted to Buyer herein shall be subject to the provisions of Section 365(n) of the United States Bankruptcy Code.  Accordingly, during the Term, Supplier shall keep and maintain the Escrowed Documentation, including under Section 3.8, with a reputable Third Party escrow service provider selected and paid for by Buyer (an “Escrow Agent”).  In the event of (i) a Supply Failure, (ii) a termination by Buyer under Section 7.2, (iii) a termination by Buyer under Section 7.3 due to (A) breach of Section 6.1.3 by Supplier or (B) any injunction, court order, or regulatory action preventing Supplier’s performance of its obligation to supply Product to Buyer for a period of nine (9) months, (iv) a termination by Supplier under Section 7.5 or (v) Supplier’s decision not to renew this Agreement pursuant to Section 7.1 (each, an “Escrow Release Event”), then so long as Buyer is not in breach of its obligations under this Agreement, the following shall apply:

(a)   Escrowed Documentation. Any and all Escrowed Documentation shall be released to Buyer;

(b)   License; Negative Covenant.  Buyer and its Affiliates shall have no further obligation to comply with the negative covenants set forth in the last sentence of Section 2.1.1 and 2.1.2, provided that exclusivity shall be subject to Sections 3.1.3 and 6.1.3(a).  Notwithstanding the foregoing, Buyer may maintain the exclusivity rights in Section 2.1.1 and 2.1.2 upon an Escrow Release Event so long as Buyer pays Supplier one percent (1%) of Net Sales of the Product and Kits (“Royalty”).  Buyer shall pay Supplier the Royalty each calendar quarter in U.S. dollars.  Buyer shall have the right to inspect Supplier’s records solely for the purpose of determining compliance with the foregoing Royalty.

(c)   Technology Transfer Assistance. Supplier shall provide Buyer or its designee with technical assistance reasonably requested by Buyer to transition manufacturing of the Products to Buyer (or to an affiliate of Buyer or a third party designated by Buyer), which assistance shall include making appropriate personnel available to Buyer or its designee at reasonable times and places upon reasonable notice for the purpose of assisting Buyer to understand and use the Escrowed Documentation and to practice the License granted to it under Section 4.1(b)(ii) to establish fully functional production facilities for the manufacture of Products; provided, however, that the aforementioned technical assistance to be provided by Supplier shall in no event exceed twelve (12) months from the date such new manufacturer is identified. Furthermore, upon Buyer’s request, Supplier shall engage in good faith discussions with its third party suppliers, vendors and contractors with the aim of assisting Buyer or its designee to establish relationships with such third party suppliers, vendors and contractors, to the extent such relationships are necessary or useful for the Manufacture of the Products; provided, however, that the aforementioned assistance to be provided by Supplier shall in no event exceed twelve (12) months from the date such new manufacturer is identified and shall be subject in all cases to Supplier’s reasonable internal requirements for use of human resources for Supplier operations.

6.1.3   Exclusivity.

(a)   Supply.  Subject to the Permitted Activities (as defined in Section 6.1.3(b)), Supplier shall exclusively supply Buyer with Products set forth on Exhibit A for use in the Subject Field, provided that if Buyer fails to meet the Yearly Order Total for any Contract Year during the Term as set forth on Exhibit B, and Buyer does not place a Catch-Up Order within the time period provided for in Section 3.1.2 or make a payment for such shortfall as provided for in Section 3.1.2, then such exclusivity obligation set forth above shall convert to a non-exclusive supply obligation.

(b)   Field.  From the Effective Date and for eighteen (18) months thereafter, Supplier shall not (i) supply any food pathogen antibodies to or engage in the development of food safety antibodies for the business units of those parties set forth on Exhibit C (“Excluded Parties”), and (ii) sell to or develop for a Third Party an antibody that Supplier has actual knowledge that such antibody is used by such Third Party for food safety diagnostic purposes, provided that the foregoing covenant under Section 6.1.3(b)(ii) shall not apply to supply of food pathogen antibodies under the following Supplier agreements: (A) FDA Agricultural Research Service Agreement (also referred to as the Non-Funded Cooperative Agreement); (B) Material Transfer Agreement with Agricultural Research Services dated May 17, 2011; (C) Material Transfer Agreement with Agricultural Research Services dated February 3, 2011 (all antibody supply agreements), and (D) BD Agreement (subsections (A), (B), (C) and (D) collectively, the “Permitted Activities”).

6.2   Covenants of Buyer.

6.2.1   Compliance with Laws.  Buyer shall hold all necessary licenses in connection with the sale of the products into which the Products are incorporated or which are based upon, derived from or produced from the Products and shall materially comply with all applicable directives, laws, rules and regulations relating to the sale of products into which the Products are incorporated or which are based upon, derived from or produced from the Products.

6.2.2   Limitation on Use.  Buyer shall use the Products solely in connection with the use in Kits containing such Product and solely in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Buyer (a) shall use, store and dispose of all Products in compliance with all applicable laws and regulations, (b) shall use Products only under suitable containment conditions, (c) shall not transfer Products (either physically or legally) to any third party, except in connection with the sales of Kits, (d) shall not reverse engineer the Products or any formulation or process used by Supplier in the creation of the Products, and (e) shall not make, have made or reproduce any Products.  All Products delivered to Buyer shall become the property of Buyer, but to the extent embodying a composition of matter comprising patentable subject matter, shall remain the intellectual property of Supplier.

ARTICLE 7
TERM AND TERMINATION

7.1   Term.  This Agreement shall be for a period of ten (10) Contract Years from the Effective Date (the “Initial Term”) unless it is terminated as permitted herein.  A “Contract Year” shall be the period commencing on each January 1st and terminating on December 31st, however, the first Contract Year shall commence on the Effective Date and terminate on December 31, 2012.  This Agreement shall automatically renew for additional two (2) year terms (each, a “Renewal Term”, collectively with the Initial Term, the “Term”) unless either party notifies the other of its intent not to renew at least one hundred eighty (180) days prior to the expiration of the then current Term or unless it is terminated as permitted herein.

7.2   Termination for Insolvency or Bankruptcy.  Either party may terminate this Agreement immediately following written notice to the other party if the other party (a) ceases to do business in the normal course; (b) becomes or is declared insolvent or bankrupt; (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary); or (d) makes an assignment for the benefit of creditors.

7.3   Termination for Breach.  If either party breaches any term or condition of this Agreement and such breach is not cured within thirty (30) days after the breaching party receives written notice of such breach from the other party, such other party may deliver a second written notice to the breaching party, terminating this Agreement, in which this Agreement shall terminate on the date specified in such second notice.

7.4   Supply Failure.  Without limitation of Buyer’s rights pursuant to Section 7.3, Buyer shall have the right in the event of a Supply Failure to terminate this Agreement immediately upon providing written notice of termination to Supplier.

7.5   Termination without Cause.  Either party may terminate this Agreement at their discretion with 6 months notice subject to the conditions in Section 7.6.

7.6   Obligations After Termination.  Upon termination of this Agreement pursuant to Section 7.5, (a) all uncontested amounts owed by Buyer to Supplier pursuant to this Agreement shall become due and payable within 60 days after the date of termination and all Purchase Orders for Products submitted by Buyer specifying shipment dates beyond 120 days after the date of termination shall be deemed terminated without liability on the part of either party, and (b) Buyer will be responsible for in process work based on the Binding Portion of the Forecast at the termination of this Agreement and payment will be required within 60 days termination of this Agreement.

ARTICLE 8
WARRANTIES, LIMITATIONS AND INDEMNIFICATION

8.1   Representations and Warranties.  Each party hereby represents, warrants and covenants to the other party as follows: (a) it is a corporation or entity duly organized and validly existing under the laws of the state or country of its incorporation or formation; (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval; (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (d) the execution, delivery and performance of this Agreement and its compliance with the terms and conditions hereof do not and will not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2   Supplier’s Warranties.  Supplier hereby represents, warrants and covenants to Buyer that:

8.2.1   Supplier is the sole and exclusive owner of the Patent Rights and Know-How, free and clear of any claims, liens, charges or encumbrances;

8.2.2   the Patent Rights and Know-How are existing and, to the best of its knowledge as of the Effective Date, are not invalid or unenforceable, in whole or in part;

8.2.3   with respect to each Product, assuming such Product has been stored and handled by Buyer in accordance with the Specifications, then for a period of time equal to the shelf life of such Product set forth in the applicable Specifications, such product (a) conforms to the Specifications, (b) is not adulterated or misbranded, and (c) is free from defects in materials and workmanship;

8.2.4   Supplier has good and marketable title to the Products, and the Products are free from all liens, charges, encumbrances and security interests;

8.2.5   The Manufacture, use, marketing and sale of the Products does not infringe on any intellectual property rights of any Third Party;

8.2.6   Supplier represents and warrants that to its knowledge the manufacture, use, marketing and sale of the Product does not infringe any intellectual property rights of a Third Party; and

8.2.7   No Third Party has or will have any ownership or intellectual property rights in any Product.

8.3   Disclaimer of Warranties.

8.3.1   No Warranty.  It is mutually understood and agreed that in executing this Agreement, Buyer is not relying on any advice or advertisement of Supplier and that no oral or written information or advice given by Supplier, except for any express warranty in this Agreement, shall create a warranty. The Buyer assumes all risk for loss or damage to any property, premises and/or equipment due to the use of the Product.  Buyer acknowledges that it has the sole responsibility to ensure that the testing kits or other products into which Product is incorporated into or made a component of comply with all directives, laws, rules and regulations applicable to such products.  Buyer acknowledges and agrees that Supplier is a component supplier and Buyer will assemble finished kits or devices into which the Product is incorporated or is made a component of.  As such, Buyer is responsible for complying with all regulatory obligations and directives, laws, rules and regulations relating to the manufacturing, storage, supply and sale of the finished kits or devices.

8.3.2   Limitation on Warranty.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.3.3   Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL LOSSES OR DAMAGES, WHETHER BASED ON A CLAIM IN CONTRACT, TORT, MISREPRESENTATION OR OTHERWISE ARISING FROM OR RELATED TO BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY TO CLAIMS ARISING FROM (A) A PARTY’S INTENTIONAL MISCONDUCT OR FRAUD OR (B) INDEMNIFICATION OBLIGATIONS RELATED TO REPRESENTATIONS AND WARRANTIES MADE UNDER SECTIONS 8.1 AND 8.2.

8.4   Indemnification.

8.4.1   Indemnification by Buyer.  Buyer will indemnify, defend, and hold harmless Supplier and its Affiliates and their respective officers, directors, employees, agents and contractors from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney’s fees) resulting from or related to (a) the gross negligence or willful misconduct of Buyer, (b) any breach of this Agreement by Buyer, or (c) any allegation that the making, using, selling or offering for sale of the Kit infringes any proprietary or protected right of any Third Party; except, in each case ((a) – (c)), to the extent caused by the gross negligence or willful misconduct of Supplier or its Affiliates.

8.4.2   Indemnification by Supplier.  Supplier will indemnify, defend, and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents and contractors from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorney’s fees) resulting from or related to (a) the gross negligence or willful misconduct of Supplier, (b) a breach of this Agreement by Supplier, or (c) any allegation that the making, using, selling or offering for sale of any Product infringes any proprietary or protected rights of any Third Party; except, in each case ((a) – (c)), to the extent caused by the gross negligence or willful misconduct of Buyer or its Affiliates.

8.4.1   Procedure.   Each party and its directors, officers, employees, agents and contractors (an “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”), in writing, of any claim asserted or threatened against such Indemnified Party for which such Indemnified Party is entitled to indemnification hereunder from the Indemnifying Party. With respect to any such claim the Indemnified Party shall, at no out-of-pocket expense to it, reasonably cooperate with and provide such reasonable assistance to such Indemnifying Party as such Indemnifying Party may reasonably request. Such reasonable assistance may include, without limitation, providing copies of all relevant correspondence and other materials that the Indemnifying Party may reasonably request.  The obligations of an Indemnifying Party under Sections 8.4.1 and 8.4.2 are conditioned upon the delivery of written notice to the Indemnifying Party of any asserted or threatened claim promptly after the Indemnified Party becomes aware of such claim; provided, however, that the failure of the Indemnified Party to give such notice or any delay thereof shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent that such failure or delay impairs the Indemnifying Party’s ability to defend or contest any such claim. The Indemnifying Party shall have the right to assume the defense of any suit or claim for which indemnification is sought. If the Indemnifying Party defends the suit or claim, the Indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. An Indemnifying Party may not settle a suit or claim, without the consent of the Indemnified Party, if such settlement would impose any monetary obligation on the Indemnified Party for which indemnification is not provided hereunder or require the Indemnified Party to submit to an injunction or otherwise limit the Indemnified Party’s rights under this Agreement. Any payment made by an Indemnifying Party to settle any such suit or claim shall be at its own cost and expense.

8.5   Insurance.  Supplier and any person or entity performing work for or on behalf of Supplier under this Agreement or any Purchase Order shall maintain public liability and property damage insurance covering Supplier’s obligations hereunder and the Products and shall maintain, in accordance with applicable law, workers’ compensation insurance covering all employees performing work with respect to this Agreement or any Purchase Order hereunder.  Upon written request, Supplier shall furnish insurance certificates as directed by Buyer showing the above coverages.

ARTICLE 9
CONFIDENTIALITY

9.1   Confidential Information.  Use of any information communicated between the parties, and their Representatives, under this Agreement shall be governed in all respects by the Confidential Disclosure Agreement executed by the Parties effective as of December 21, 2011 and, notwithstanding any termination or expiration of such agreement, shall continue through the Term.

9.2   Confidential Information.  Confidential Information means all information furnished by disclosing party or its representatives, counsel, directors, officers, employees or agents (collectively, the “Representatives”) to recipient whether disclosed or provided in oral, written, graphic, electronic, photographic or any other form and which may include, but is not limited to, technical data, trade secrets, know-how, intellectual property or other materials owned or controlled by disclosing party, including but not limited to research, product plans, products, samples, specifications, service plans, services, customer lists, customers, markets, software, developments, inventions, processes, formulas, chemical applications, laboratory instruments, laboratory methods of analysis, interpretation of lab results, techniques, technology, manufacturing methods, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information that has been disclosed or may be disclosed to, or otherwise learned by recipient and all analyses, compilations, studies or other materials prepared by recipient containing or based in whole or in part upon such information furnished to disclosing party by recipient or its Representatives.  However, Confidential Information does not include any of the foregoing items which: (a) prior to disclosure, is known to the public; (b) is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that the recipient shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the disclosing party of its notice of any such requirement in order to permit the disclosing party to obtain such confidential treatment on its own behalf; (c) the recipient can demonstrate by written records was previously known by it or was independently developed by or for it; or (d) is, or becomes available to the recipient on a non-confidential basis from another person or entity that, to the recipient’s knowledge after due inquiry, is not prohibited from disclosing such information to the recipient by a legal, contractual or fiduciary obligation to the disclosing party.

ARTICLE 10
INTELLECTUAL PROPERTY

10.1          Supplier Intellectual Property.  Supplier or its affiliates shall remain the owner of the Products, processes, and methodologies and all intellectual property rights relating thereto and therefrom (collectively, the “Supplier Intellectual Property”).  This Agreement does not provide for the assignment or other transfer of ownership of any Supplier Intellectual Property.

10.2          Infringement.  Buyer shall promptly inform Supplier in writing of any actual or alleged unauthorized use of the Supplier Intellectual Property by a third party of which it becomes aware and provide Supplier with any available evidence of such unauthorized use.  Supplier shall have the right but not the obligation to enforce for Supplier’s own benefit (including by agreement or by litigation) Supplier’s rights in the Supplier Intellectual Property at its own instigation.  Buyer shall reasonably cooperate with Supplier to enforce such rights.

10.3          Permitted Use of Products.  Buyer shall use the Products solely in connection with the use in kits containing such Product and solely in accordance with the terms and conditions of this Agreement. Without limiting the generality of the foregoing, Buyer (a) shall use, store and dispose of all Product in compliance with all applicable laws and regulations, (b) shall use Product only under suitable containment conditions, (c) shall not transfer Product (either physically or legally) to any third party, except in connection with the sales of kits, (d) shall not reverse engineer the Product or any formulation or process used by Supplier in the creation of the Product, and (e) shall not make, have made or reproduce any Product.  All Product delivered to Buyer shall become the property of Buyer, but to the extent embodying a composition of matter comprising patentable subject matter, shall remain the intellectual property of Supplier.

ARTICLE 11
GENERAL

11.1          Publicity/Use of Names.  The parties shall agree upon the timing and content of an initial press release relating to the execution of this Agreement and its terms, or any renewal thereof.  Except to the extent already disclosed in that initial press release, no disclosure of the existence of this Agreement or its terms may be made by either party, and neither party shall use the name, trademark, trade name or logo of the other party or its employees in any publicity, news release or promotional materials relating to this Agreement or its subject matter, without the prior express written permission of the other party, except as may be required by applicable laws, regulations, or judicial order.  The party that wants to make any such public announcement shall provide the other party with a written copy of the proposed announcement sufficiently in advance of the public release to allow the other party to comment upon such announcement prior to its release.

11.2          Assignment.  Neither party may assign this Agreement or any of such party’s rights, duties or obligations hereunder to a third party unless both parties have agreed to such assignment in a writing signed by an authorized representative of each party hereto; provided, however, that upon providing written notice, either party may, without the other party’s consent, assign this Agreement to an Affiliate or to any Third Party that acquires all or substantially all of its assets or all or substantially all of the assets of a business unit, or in connection with a merger, change of control or other corporate reorganization of such party.  Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective permitted successors and assigns.

11.3          Change of Control.  Supplier shall provide notice to Buyer within three (3) business days following the execution of a definitive agreement reflecting a Change in Control of Supplier.  “Change of Control” means, with respect to SDIX, (a) the acquisition of beneficial ownership, directly or indirectly, by any person or entity (other than Supplier or an Affiliate of Supplier) of voting equity securities or other voting interests of Supplier representing collectively a majority of the combined voting power of Supplier’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation or business combination involving Supplier with another Person that results in the holders of beneficial ownership of the voting securities or other voting interests of Supplier (or, if applicable, the ultimate parent of Supplier) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination; or (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Supplier, or a business unit of Supplier with responsibility for the Manufacture the Product, other than a sale or disposition of such assets to an Affiliate of Supplier.

11.4          Independent Contractors; No Third Party Rights.  In making and performing this Agreement, the parties are acting and shall act as independent contractors.  No party is, nor shall it be deemed to be, an agent, legal representative, joint venturer or partner of another party for any purpose. Nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the parties hereto and their successors and permitted assigns.

11.5          Notices.  Unless otherwise specified herein, all notices under this Agreement shall be in writing, and shall be effective when sent by Certified Mail (Air Mail), postage prepaid, to the address of the party as stated in the preamble hereto. Each party may change its address pursuant to written notice to the other party.

11.6          Survival.  The parties’ rights and obligations under Article 2, Section 6.1.2, Section 7.5, Sections 8.1 – 8.5, ARTICLES 9, 10 and 11 shall survive expiration or sooner termination of this Agreement.

11.7          Entire Agreement.  This Agreement and the exhibits attached hereto and made a part hereof constitute the entire understanding of the parties, superseding any and all previous understandings, contracts and agreements, written and oral and this Agreement may only be waived, modified, or amended in a writing signed by the party against whom enforcement of the waiver, modification, or amendment is sought. The terms of this Agreement shall prevail over the terms of any other documents or agreement between the parties, including without limitation, written Purchase Orders.

11.8          Injunctive Relief.   The parties hereto agree that any violation or threat of violation of the provisions hereof regarding confidentiality, technology access or intellectual property may result in irrevocable harm to the aggrieved party for which damages may be an inadequate remedy and, therefore, such Party shall be entitled to seek injunctive or other provisional relief from any court of competent jurisdiction as the court may deem proper under the circumstances.

11.9          Governing Law.  This Agreement is governed by and shall be interpreted and construed in accordance with the laws of the State of Delaware without regard to its provisions governing conflicts of law. The parties irrevocably submit to the jurisdiction of the State and Federal Courts of the State of Delaware in any action arising out of or relating to this Agreement.  This Agreement will not be subject to the United Nations Convention for the International Sale of Goods.

11.10        Severability.  If any provision of this Agreement or its application in a particular circumstance is held to be invalid or unenforceable to any extent, the remainder of the Agreement, or the application of such provision in other circumstances, shall not be affected thereby, and each provision shall be valid and enforced to the fullest extent permitted by law.

11.11        Headings.  The section headings in this Agreement are for convenience only and shall not be deemed to limit the meaning or apply in the construction of the provisions hereof.

11.12        Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be effective as of the date first written above, and all of which shall constitute one and the same instrument.

[The next page is the signature page]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be signed by their duly authorized officers on the Effective Date.

Strategic Diagnostics Inc.

By:
Title:

Romer LABS Technology Inc.

By:
Title:

Exhibit D

Intellectual Property Assignment

EXHIBIT D

FORM OF
UNITED STATES MASTER INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This UNITED STATES MASTER INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT is made and entered into as of _______ __, 2012 (this “Agreement”), by and between Strategic Diagnostics Inc., a Delaware corporation, having offices at 111 Pencader Drive, Newark, DE 19702 (“Assignor”) and Romer LABS Technology, Inc., a Delaware corporation, having a place of business at [•] (“Assignee”).  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Assignor is the owner of the trademark applications and registrations (collectively, the “Marks”) and patents (the “Patents”) listed on Schedule A attached hereto (collectively, the “Purchased Marks and Patents”);

WHEREAS, Assignee and Assignor have entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign, and Assignee has agreed to acquire, the Purchased Marks and Patents and the goodwill associated therewith; and

WHEREAS, Assignor and Assignee wish to evidence the assignment of the Purchased Marks and Patents in the relevant trademark office.

NOW, THEREFORE, the undersigned, intending to be legally bound hereby, in consideration of the payment of the sums set forth in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein, and in the Purchase Agreement, hereby agree as follows:

1.   Assignor hereby assigns to Assignee all right, title and interest as it holds in and to the Purchased Marks and Patents and all causes of action for past or future infringement thereof, and all rights to claim priority based thereon, and any goodwill associated therewith, and Assignee accepts such assignment.

2.   Assignee has the right to record and file this assignment in each of the relevant trademark offices, at Assignee’s sole cost and expense.  This assignment is expressly made subject to the terms and provisions of the Purchase Agreement.  In the event of a conflict or inconsistency between the provisions of this assignment and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement will prevail.

3.   Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person or entity other than Assignor and Assignee and their successors and assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Assignor and Assignee and their successors and assigns.

4.   This Agreement is being executed pursuant to the Purchase Agreement and is subject to all of the terms and conditions of the Purchase Agreement.  Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by Assignor or Assignee of any liabilities, duties or obligations imposed upon any of them by the terms of the Purchase Agreement, including, without limitation, the representations and warranties and other provisions that the Purchase Agreement provides shall survive the Closing Date.

5.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Assignor or Assignee, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Assignee shall also apply to any such assignee unless the context otherwise requires.

6.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in Wilmington, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

7.   This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor has signed this assignment as of the date first written above.

STRATEGIC DIAGNOSTICS INC.

By:
Name:
Title:

Witness

By:
Name
Title

STATE OF	)

) ss.:

COUNTY OF	)

ACKNOWLEDGMENT

On this __ day of _____, before me came ____________________, who stated that he/she is the _______________ of ________________________ and acknowledged that he/she executed the above instrument as the act and deed of _______________________ with full authority to do so.

Notary Public

ROMER LABS TECHNOLOGY, INC.

By:

Name:

Title:

Witness

By:

Name:

Title:

Exhibit E

Commercial Assignment and Assumption Agreement

EXHIBIT E

FORM OF
COMMERCIAL ASSIGNMENT AND ASSUMPTION AGREEMENT

This COMMERCIAL ASSIGNMENT and ASSUMPTION AGREEMENT (the “Agreement”) dated as of [____] [__], 2012 by and between Strategic Diagnostics Inc., a Delaware corporation (“Assignor”) and Romer LABS Technology, Inc., a Delaware corporation (“Assignee” and together with Assignor, the “Parties”).  Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Assignor is party to that certain Collaboration, License and Supply Agreement, dated as of February 2, 2012, with Becton, Dickinson and Company (“BD”), through its BD Diagnostics – Diagnostic Systems business unit (the “BD Agreement”), a copy of which is set forth on Schedule A; and

WHEREAS, Section 11.3 of the BD Agreement provides that Assignor has the right to assign all of, or a portion of, its rights and obligations to the successor or the transferee of all, or substantially all of the assets or business of SDIX or of the business unit or units to which the BD Agreement relates; and

WHEREAS, the Parties have executed that certain Asset Purchase Agreement, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Purchase Agreement”), which provides, among other things, for the assignment of certain rights by Assignor to Assignee and assumption of certain obligations by Assignee under the BD Agreement.

NOW, THEREFORE, pursuant to the Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.   Assignment.  Assignor hereby sells, conveys, assigns, transfers and delivers, free and clear of all Liens, except for Permitted Liens, to Assignee, its successors and assigns, to have and to hold the same for the use and enjoyment of Assignee and its successors and assigns, the rights and provisions set forth in Schedule B of Assignor in and to, or arising under, the BD Agreement from and after the date hereof (“Assigned Rights”).

2.   Assumption.  Assignee hereby expressly assumes, and agrees to pay, to perform and to discharge when due the liabilities and obligations set forth in Schedule C arising under the BD Agreement from and after the date hereof (“Assumed Liabilities”).

3.   Covenant. Assignee hereby covenants and agrees to undertake and perform the obligations set forth in those Assigned Rights set forth on Schedule B subsection (b).

4.   Further Assurances.  (a) Assignor, for itself and its successors and assigns hereby agrees with Assignee, its successors and assigns, that Assignor will do, execute and deliver or will cause to be done, executed and delivered all such further acts, transfers, assignments and conveyances, powers of attorney and assurances, and will take all such further action in order better to assure, convey and confirm unto Assignee, its successors and assigns, the Assigned Rights and Assumed Liabilities under the BD Agreement hereby sold, conveyed, assigned, transferred and delivered as Assignee, its successors or assigns shall reasonably request.

(b)           Assignor hereby constitutes and appoints Assignee the true and lawful attorney of Assignor, with full power of substitution, in the name of Assignor or Assignee, but on behalf of and for the benefit of Assignee: (i) to demand and receive from time to time the Assets arising under or in connection with the BD Agreement that are related to the Assigned Rights and Assumed Liabilities and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Legal Proceedings related to the Assigned Rights and Assumed Liabilities that Assignee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the BD Agreement; (iii) to defend or compromise any or all claims related to the Assigned Rights and Assumed Liabilities; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Assignee shall deem desirable.  Assignor hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

5.   Purchase Agreement.  The execution and delivery of this Agreement by Assignor and Assignee shall not be (or be deemed) a waiver or discharge of any representation, warranty, covenant or agreement of Assignor or Assignee in or under the Purchase Agreement, and such execution and delivery shall not be deemed a modification or amendment of any provision of the Purchase Agreement in any respect.

6.   Claims.  In the event that at any time on or after the date hereof Assignor has knowledge of a claim asserted against Assignor which claim is a part of, or relates to, the Assumed Liabilities, Assignor shall promptly notify Assignee in writing of such claim or of such matter.  Assignor shall not settle or take any other action with respect to such Assumed Liabilities without the consent of Assignee, unless Assignee (after reasonable notice) has refused to honor its obligations hereunder in connection with such Assumed Liability or has otherwise given its prior written consent (not to be unreasonably withheld or delayed).

7.   Notices.  All notices and other communications given or made pursuant hereto by Assignor and Assignee to each other shall be accordance with the Purchase Agreement.

8.   Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement (including those delivered via facsimile) and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.   Headings.  Section headings contained in this Assignment are for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Assignment or any term or provision hereof.

11.   Successors and Assigns.  This Assignment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

12.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein without giving effect to the choice of law principles of the State of Delaware that would require or permit the application of the Laws of another jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, Assignee and Assignor have caused this Assignment to be duly executed and delivered as of the date first above written.

STRATEGIC DIAGNOSTICS INC.

By:
Name:
Title:

ROMER LABS TECHNOLOGY, INC.

By:
Name:
Title:

STATE OF	)

ss.:

COUNTY OF	)

On this ____ day of _________, 2012 before me personally appeared __________________________, to me known to be the person who executed the foregoing Agreement, who being by me duly sworn, deposes and says that he is _____________________ of Strategic Diagnostics Inc., a company incorporated under the laws of Delaware, which executed the foregoing Agreement; and that he signed his name thereto pursuant to authority granted to him by the board of directors of such corporation.

Notary Public

STATE OF	)

ss.:

COUNTY OF	)

On this ____ day of _________, 2012 before me personally appeared __________________________, to me known to be the person who executed the foregoing Agreement, who being by me duly sworn, deposes and says that he is _____________________ of [Romer LABS Division Holding GmbH, a limited liability company organized under the laws of Austria], which executed the foregoing Agreement; and that he signed his name thereto pursuant to authority granted to him by [the board of directors of such corporation].

Notary Public

Exhibit F

Sublease Agreement

EXHIBIT F
FORM OF
SUBLEASE

THIS SUBLEASE, dated as of the ___ day of ______, 2012 (the “Commencement Date”), between STRATEGIC DIAGNOSTICS INCORPORATED, a Delaware corporation having an office at 111 Pencader Drive, Newark, DE 19702 (herein called "Sublessor") and ROMER LABS TECHNOLOGY, INC., a Delaware corporation (herein called, "Subtenant").

W I T N E S S E T H

1.   DEMISE AND TERM.  Sublessor hereby leases to Subtenant, and Subtenant hereby leases from Sublessor, those certain premises (herein called the "Subleased Premises") consisting of approximately 15,160 rentable square feet which is a part of the space leased under the Main Lease (as hereinafter defined) to Sublessor in the building known as 128 Sandy Drive, Newark, Delaware (herein called the "Building").   The Subleased Premises shall be a separately demised space, as depicted in Exhibit A hereto.  The term of this Sublease shall be the period commencing on the "Commencement Date"), and ending at 11:59 P.M. on December 31, 2013, unless sooner terminated as herein provided (the "Term").  Subtenant shall have no interest in the Subleased Premises or Personal Property upon the expiration of this Sublease.

2.   SUBORDINATE TO MAIN LEASE.  This Sublease is and shall be subject and subordinate to the lease dated as of January 1, 2007 (herein the "Lease") between Tober and Agnew Properties, Inc., a Delaware corporation ("Overlandlord"), having an office at 21 Gray Fox Ridge, Newark, DE 19711, as landlord, and Sublessor, as tenant, as such lease is amended by that certain Addendum to Industrial Lease last signed March 3, 2009 (the “Addendum”), and by that certain Addendum 2 to Industrial Lease, dated as of December 31, 2011 (the "Second Addendum") between Overlandlord and Sublessor (the Lease, the Addendum and the Second Addendum, collectively, hereinafter the "Main Lease") and to the matters to which the Main Lease is or shall be subject and subordinate.  A complete copy of the Main Lease is attached hereto as Exhibit C.

3.   INCORPORATION BY REFERENCE.  The terms, covenants and conditions of the Main Lease are incorporated herein by reference so that, except to the extent that they are inapplicable or modified by the provisions of this Sublease for the purpose of incorporation by reference, each and every term, covenant and condition of the Main Lease binding or inuring to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublessor, and each and every term, covenant and condition of the Main Lease binding or inuring to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words "Landlord" and "Tenant," or words of similar import, wherever the same appear in the Main Lease, were construed to mean, respectively, "Sublessor" and "Subtenant" in this Sublease, and as if the word "Premises," or words of similar import, wherever the same appear in the Main Lease, were construed to mean "Subleased Premises" in this Sublease, and as if the word "Lease," or words of similar import, wherever the same appear in the Main Lease, were construed to mean this "Sublease."  Subtenant shall not be required to pay any rent or additional rent due under the Main Lease except as expressly provided in this Sublease, and except that Subtenant shall pay upon demand for any special services or requirements of Subtenant, including, without limitation, overtime air conditioning, extra cleaning, extra elevator use, and extra water use.  The time limits contained in the Main Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by two days, so that in each instance Subtenant shall have two days less time to observe or perform hereunder than Sublessor has as the tenant under the Main Lease.  The following provisions of the Main Lease are expressly not incorporated by reference into this Sublease: (a) Sections 3 (Term); 4 (Use); 5 (Base Rent); the second sentence of 7(a) (Maintenance, Repairs, Alterations and Building Services); 10.6 (Abatement of Rent; Lessee’s Remedies); 12 (Assignment and Subletting); 30 (Signs) of the Lease; (b) Sections 1 (Term); 2 (Base Rent); 3 (Option to Renew) of the Addendum last signed March 3, 2009; and (c) Sections 1, 2, 3, 4 and 5 of Addendum 2, dated as of December 31, 2011.  Any non-liability, indemnity or hold harmless provision in the Main Lease for the benefit of the Overlandlord, that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublessor, the Overlandlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  Any right of the Overlandlord of access or inspection and any right of the Overlandlord to do work in the premises demised under the Main Lease or in the Building and any right of the Overlandlord in respect of rules and regulations shall be deemed to inure to the benefit of Sublessor, the Overlandlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  If any of the express provisions of this Sublease shall conflict with any of the provisions incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.  If Sublessor receives any notice or demand from the Overlandlord, Sublessor shall promptly give a copy thereof to Subtenant.

4.   PERFORMANCE BY SUBLESSOR.  Any obligation of Sublessor which is contained in this Sublease by the incorporation by reference of the provisions of the Main Lease may be observed or performed by Sublessor using commercially reasonable efforts to cause the Overlandlord to observe and/or perform the same, and Sublessor shall have a reasonable time to enforce its rights to cause such observance or performance.  Sublessor shall not be required to furnish, supply or install anything under any article of the Main Lease.  Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublessor's rights under the Main Lease, and, notwithstanding any provision to the contrary, as to obligations that pertain to the Subleased Premises and are contained in this Sublease by the incorporation by reference of the provisions of the Main Lease, Sublessor shall not be required to make any payment or perform any obligation, and Sublessor shall have no liability to Subtenant for any matter whatsoever, except for Sublessor's obligation to pay the rent and additional rent due under the Main Lease.  Sublessor shall not be responsible for any failure or interruption, for any reason other than the negligent act or omission of Sublessor, of the services or facilities that may be appurtenant to or supplied at the Building by the Overlandlord or otherwise, including, without limitation, heat, air conditioning, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant's obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublessor (other than for a failure to furnish or interruption of such services or facilities caused by the negligent act or omission of Sublessor).

5.   NO BREACH OF MAIN LEASE.  Subtenant shall not do or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Main Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease.

6.   NO PRIVITY OF ESTATE.  Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Overlandlord.

7.   INDEMNITY.  Notwithstanding the terms of Section 9.6 of the Main Lease, Subtenant shall indemnify and hold harmless Sublessor and Overlandlord from and against any and all claims arising from any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of this Sublease, or arising from any gross negligence of the Subtenant, or any of Subtenant’s agents, contractors or employees, and from and against all reasonable and documented costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Sublessor by reason of any such claim.  Subtenant upon notice from Sublessor shall defend the same at Subtenant’s expense by counsel reasonably satisfactory to Sublessor.

8.   RELEASES.  Subtenant hereby releases Sublessor and the Overlandlord or anyone claiming through or under the Overlandlord by way of subrogation or otherwise to the extent that Sublessor released the Overlandlord and/or the Overlandlord was relieved of liability or responsibility pursuant to the provisions of the Main Lease, and Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of Sublessor and the Overlandlord which Sublessor is required to provide pursuant to the provisions of the Main Lease.

9.   RENT.  Subtenant shall pay to Sublessor rent (herein called the "Fixed Rent") hereunder at the following rates: (a) $168,882.40 per annum ($14,073.53 per month) for the period beginning on the Commencement Date and concluding December 31, 2012; and (b) $173,948.87 per annum ($14,495.74 per month) for the period beginning January 1, 2013 and concluding December 31, 2013. Subtenant shall pay to Sublessor Fixed Rent in equal monthly installments in advance on the first day of each month during the Term, except that the first full monthly installment of $14,073.53 (due on October 1, 2012), together with the pro-rated partial month Fixed Rent in the amount of $____________, is being paid on the signing of this Sublease.  Fixed Rent and all other amounts payable by Subtenant to Sublessor under the provisions of this Sublease (herein called the "Additional Rent") shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff of any amount or for any reason whatsoever.  Fixed Rent and Additional Rent shall be paid to Sublessor in lawful money of the United States at the address of Sublessor set forth in the preamble of this Sublease or the provisions of this Sublease shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff of any amount or for any reason whatsoever.  Fixed Rent and Additional Rent shall be paid to Sublessor in lawful money of the United States at the address of Sublessor set forth in the preamble of this Sublease or to such other person and/or at such other address as Sublessor may from time to time designate by notice to Subtenant.  No payment by Subtenant or receipt by Sublessor of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublessor may accept any check or payment without prejudice to Sublessor's right to recover the balance due or to pursue any other remedy available to Sublessor.  Any provision in the Main Lease referring to Base Rent or to the costs and expenses set forth in Section 5(f) of the Lease, incorporated herein by reference, shall be deemed to refer to the Fixed Rent and Additional Rent, respectively, due under this Sublease.

10.   LATE CHARGES.  If payment of any Fixed Rent or Additional Rent shall not have been paid by the seventh day after the date on which such amount was due and payable then, in addition to, and without waiving or releasing, any other remedies of Sublessor, a late charge of two percent over the National Commercial Rate as announced by the Wilmington Trust Company per calendar month or any part thereof, or the then maximum lawful interest rate, whichever shall be less, from the date on which such amount was due, on the amount overdue shall be payable on demand by Subtenant to Sublessor as damages for Subtenant's failure to make prompt payment.  The late charges for any month shall be payable on the first day of the following month, and in default of payment of any late charges, Sublessor shall have (in addition to all other remedies) the same rights as provided in this Sublease (including the provisions incorporated by reference) for nonpayment of Fixed Rent.  Nothing in this Section contained and no acceptance of late charges by Sublessor shall be deemed to extend or change the time for payment of Fixed Rent or Additional Rent.

11.   ADDITIONAL RENT. In each calendar year during the Term, Subtenant shall reimburse Sublessor for Subtenant’s Proportional Share (calculated as 59.43%, with reference to the relative square footage of the Premises occupied by the parties) of all expenses incurred by Sublessor and attributable to the Premises during the Term, including, without limitation:

(a)	all Real Estate Taxes, which for purposes of this Sublease shall include include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed on the Premises by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Sublessor in the Premises or in the Building and as against Sublessor’s right to rent or other income therefrom. The term “Real Estate Taxes” shall also include any tax, fee, levy, assessment or charge in substitution of, partially or totally, any tax, fee, levy, assessment for charge hereinabove including within the definition of “Real Estate Taxes,” but shall not include any income, excess profits, franchise, transfer, inheritance, excise, business privilege, gross receipts or profit tax, or capital stock tax imposed or assessed upon Sublessor, any fines, penalties, interest or any real estate taxes resulting from any sale or refinancing of the Premises;
(b)
all reasonable costs of cleaning, repairing and maintaining exterior areas (including the costs for snow removal), including trash facilities, driveways, walkways, entrances, landscaping, costs and expenses for repairing and maintaining plumbing, electrical, sprinkler systems, ductwork and mechanical systems, roof and exterior walls and windows, but not including the items listed on Exhibit B hereto. Subtenant's obligations under this Section shall be apportioned for any period of the Term that is less than a full calendar year.  Sublessor shall have the right to demand payment during or after the expiration of the Term or the earlier termination of this Sublease;

(c)
all utilities costs, including without limitation, all water, gas, sewer, heat, electric, telephone and other utilities and services supplied to the Premises, plus all surcharges, taxes, fuel adjustments, transfer charges or other similar charges paid thereon by Sublessor; provided, however, that all utilities costs shall be in the actual amounts assessed by the applicable provider and paid by Sublessor; and

(d)	for the avoidance of doubt, Sublessor shall remain solely responsible for, and Subtenant shall have no liability or obligation with respect to, any and all costs of repairs and replacements payable by Sublessor to Overlandlord in connection with Section 7(c) of the Lease, as amended by Section 4 of the Second Addendum.

12.   USE.  Subtenant shall use and occupy the Subleased Premises for offices, laboratory uses and the manufacturing of immunological reagents and ascites and any other uses accessory thereto or any other use which is reasonably comparably and for no other purpose.  Subtenant shall comply with the certificate of occupancy relating to the Subleased Premises and with all laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and the appropriate agencies, officers, departments, boards and commissions thereof, and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Subleased Premises.

13.   CONDITION OF SUBLEASED PREMISES SPACE "AS IS". Subtenant represents that Subtenant is hiring the Subleased Premises "as is."  In making and executing this Sublease, Subtenant has not relied upon or been induced by any statements or representations of any person (other than those, if any, set forth expressly in this Sublease) in respect of the physical condition of the Subleased Premises or of any other matter or thing affecting the Subleased Premises or this transaction which might be pertinent in considering the leasing of the Subleased Premises or the execution of this Sublease.  Subtenant has, on the contrary, relied solely on such representations, if any, as are expressly made herein and on such investigations, examinations and inspections as Subtenant has chosen to make or have made.  Subtenant acknowledges that Sublessor has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.

14.   CONSENTS AND APPROVALS.  In any instance when Sublessor's consent or approval is required under this Sublease, Sublessor's refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from the Overlandlord.  In the event that Subtenant shall seek the approval by or consent of Sublessor and Sublessor shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublessor, it being intended that Subtenant's sole remedy shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available only in those cases where Sublessor shall have expressly agreed in writing not to unreasonably withhold or delay its consent.

15.   NOTICES.  All notices, consents, approvals, demands and requests which are required or desired to be given by either party to the other hereunder shall be in writing and shall be sent by United States registered or certified mail and deposited in a United States post office, return receipt requested and postage prepaid or by a nationally recognized overnight service.  Notices, consents, approvals, demands and requests which are served upon Sublessor or Subtenant in the manner provided herein shall be deemed to have been given or served for all purposes hereunder on the business day next following the date on which such notice, consent, approval, demand or request shall have been mailed or sent by nationally recognized overnight service as aforesaid.  All notices, consents, approvals, demands and requests given to Subtenant shall be addressed to Subtenant at its address set forth at the head of this Sublease Attention:______, or at such other place as Subtenant may from time to time designate in a notice given in accordance with the provisions of this Section.  All notices, consents, approvals, demands and requests given to Sublessor shall be addressed to Sublessor at its address set forth at the head of this Sublease Attention: Kevin J. Bratton, Vice President & CFO, or at such other place as Sublessor may from time to time designate in a notice given in accordance with the provisions of this Section.

16.   TERMINATION OF MAIN LEASE.  If the term of the Main Lease shall terminate prior to the expiration date of this Sublease for any reason other than other than: (i) Sublessor’s uncured default, beyond applicable notice and cure periods, under the Main Lease; (ii) Sublessor’s exercise of its rights and remedies under the Main Lease; (iii) operation of terms in Main Lease providing for automatic termination thereof (in such cases including, without limitation, casualty and condemnation); and (iv) the mutual agreement of Sublessor and Overlandlord, this Sublease shall thereupon be terminated and Sublessor shall not be liable to Subtenant by reason thereof.  If this Sublease terminates as a result of a default of Sublessee under this Sublease, Sublessee shall be liable to Sublessor for all damages suffered by Sublessor as a result of the termination, with the exclusion of any and all consequential, incidental, indirect, special and punitive damages.  If this Sublease terminates for one of the reasons set forth in items (i), (ii), (iii) and (iv) above, Sublessor shall be liable to Sublessee for all damages suffered by Sublessee as a result of the termination, with the exclusion of any and all consequential, incidental, indirect, special and punitive damages.

17.   ASSIGNMENT AND SUBLETTING.  Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person, without the consent of Sublessor and the Overlandlord.  Neither the consent of Sublessor to an assignment, subletting, concession, or license, nor the references in this Sublease to assignees, subtenants, concessionaires or licensees, shall in any way be construed to relieve Subtenant of the requirement of obtaining the consent of Sublessor and the Overlandlord to any further assignment or subletting or to the making of any assignment, subletting, concession or license for all or any part of the Subleased Premises.  In the event Sublessor consents to any assignment of this Sublease, the assignee shall execute and deliver to Sublessor an agreement in form and substance satisfactory to Sublessor and the Overlandlord whereby the assignee shall assume all of Subtenant's obligations under this Sublease.  Notwithstanding any assignment or subletting, including, without limitation, any assignment or subletting permitted or consented to, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable on this Sublease, and if this Sublease shall be amended, modified, extended or renewed, the original Subtenant named herein and any other person(s) who at any time was or were Subtenant shall remain fully liable on this Sublease as so amended, modified, extended or renewed.  Any violation of any provision of this Sublease by any assignee, subtenant or other occupant shall be deemed a violation by the original Subtenant named herein, the then Subtenant and any other person(s) who at any time was or were Subtenant, it being the intention and meaning that the original Subtenant named herein, the then Subtenant and any other person(s) who at any time was or were Subtenant shall all be liable to Sublessor for any and all acts and omissions of any and all assignees, subtenants and other occupants of the Subleased Premises.  If this Sublease shall be assigned or if the Subleased Premises or any part thereof shall be sublet or occupied by any person or persons other than the original Subtenant named herein, Sublessor may collect rent from any such assignee and/or any subtenants or occupants, and apply the net amounts collected to the Fixed Rent and Additional Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section, or the acceptance of the assignee, subtenant or occupant as Subtenant, or a release of any person from the further performance by such person of the obligations of Subtenant under this Sublease.  Notwithstanding the foregoing provisions of this Section 16, Subtenant may assign or sublease the Subleased Premises, or any portion thereof, without Sublessor’s consent but subject to Overlandlord consent, if applicable, to any corporation which directly or indirectly controls, is controlled by or is under common control with Lessee, or to any corporation resulting from the merger or consolidation with Subtenant, or to any person or entity which acquires all or substantially all of the assets of Subtenant as a going concern of the business that is being conducted on the Premises, provided that said assignee assumes, in full, the obligations of Subtenant under this Sublease,  Any such assignment shall not, in any way, affect or limit the liability of Subtenant under the terms of this Sublease even if after such assignment or subletting the terms of this Sublease are changed or altered.

18.   INSURANCE.  Subtenant shall maintain throughout the Term of this Sublease the insurance in respect of the Subleased Premises required under Section 9 of the Lease, with Sublessor and the Overlandlord as additional insureds.  Subtenant shall deliver to Sublessor and the Overlandlord fully paid for policies or certificates issued by the carriers or their duly authorized agents (and not by a broker) prior to the Commencement Date.  Subtenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Subtenant shall deliver to Sublessor and the Overlandlord such renewal policies or certificates at least 30 days before the expiration of any existing policy.  All such policies shall meet the requirements in the Main Lease and shall be issued by companies of recognized responsibility licensed to do business in the State of Delaware, and all such policies shall contain a provision whereby the same cannot be cancelled or modified unless Sublessor and the Overlandlord are given at least 30 days' prior written notice by certified or registered mail of such cancellation or modification.

19.   ESTOPPEL CERTIFICATES.  Subtenant shall, within seven (7) business days after each and every request by Sublessor, execute, acknowledge and deliver to Sublessor a statement in writing executed and acknowledged by Subtenant containing all of the information set forth in Section 15 of the Lease. Any such statement delivered pursuant to this section may be relied upon by any prospective assignee or transferee of the leasehold estate under the Main Lease.

20.   ALTERATIONS.  Subtenant shall not make or cause, suffer or permit the making of any alteration, addition, change, replacement, installation or addition in or to the Subleased Premises without obtaining the prior consent of Sublessor and the Overlandlord in each instance; provided, however, that Subtenant may make nonstructural alterations to the Subleased Premises which do not in the aggregate exceed $50,000.

21.   RIGHT TO CURE SUBTENANT'S DEFAULTS.  If Subtenant shall at any time fail to make any payment or perform any other obligation of Subtenant hereunder, then Sublessor shall have the right, but not the obligation, after three days' notice to Subtenant, or without notice to Subtenant in the case of any emergency, and without waiving or releasing Subtenant from any obligations of Subtenant hereunder, to make such payment or perform such other obligation of Subtenant in such manner and to such extent as Sublessor shall deem necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys' fees.  Subtenant shall pay to Sublessor upon demand all sums so paid by Sublessor and all incidental costs and expenses of Sublessor in connection therewith, together with interest thereon at the rate of one and one-half percent per calendar month or any part thereof or the then maximum lawful interest rate, whichever shall be less, from the date of the making of such expenditures.

22.   SUBLESSOR ESTOPPEL.  Sublessor hereby represents and warrants that (a) a complete copy of the Main Lease is attached hereto as Exhibit C, (b) Sublessor has received no notice of any default under the Main Lease that remains uncured, and is current in the payment of all Rent due thereunder, (c) to Sublessor’s knowledge, Overlandlord has complied with all terms of the Main Lease and is not in default of the Main Lease in any manner, following applicable notice and cure periods, and (d) Sublessor has not received written notice of any violation of any laws or regulations with respect to the Premises or Sublessor’s use thereof.

23.   SHIPPING AND LOADING AREA.  Subtenant will have reasonable access to the loading dock and shipping area of the Building.  Sublessee and Subtenant will cooperate in good faith to schedule shipments and deliveries to and from the Building in such a manner that will not unreasonably interfere with the operations of either party in the Building.

24.   WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM.  Subtenant hereby waives all right to trial by jury in any summary or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Subtenant, the Subleased Premises and the use and occupancy thereof, and any claim of injury or damages.  Subtenant also hereby waives all right to assert or interpose a counterclaim in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

25.   NO WAIVER.  The failure of Sublessor to insist in any one or more cases upon the strict performance or observance of any obligation of Subtenant hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation of Subtenant or any right or option of Sublessor.  Sublessor's receipt and acceptance of Fixed Rent or Additional Rent, or Sublessor's acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant's breach of any provision of this Sublease, shall not be deemed a waiver of such breach.  No waiver by Sublessor of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublessor.

26.   COMPLETE AGREEMENT.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease.  This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

27.   SUCCESSORS AND ASSIGNS.  The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.  In the event of any assignment or transfer of the leasehold estate under the Main Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Sublease.

28.   INTERPRETATION.  Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of Delaware.  If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.  Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word "person" as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

29.   SIGN.  Subtenant shall not place any sign upon the Subleased Premises without Sublessor’s and Overlandlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

30.   NO THIRD PARTY BENEFICIARIES.  No third parties may rely on the terms and conditions of this Sublease.

31.   SUBLESSOR'S LIABILITY LIMITED.  In the event Sublessor shall fail to perform any covenant, term or condition of this Sublease upon Sublessor’s part required to be performed, or if Subtenant shall make any claim arising out of Subtenant’s occupancy or use of the Subleased Premises based upon any action or omission of Sublessor, Subtenant covenants and agrees to look solely to Sublessor’s interest in the Master Lease for any recovery of money judgment from Sublessor from and after the date of this Sublease.  In no event shall the stockholders, partners, directors, officers, agents or employees of Sublessor (either individually or severally) be personally liable for any such judgment.  Furthermore, in no event shall Subtenant be entitled to an award of incidental or consequential damages arising out of any breach by Sublessor.

32.   (Intentionally omitted).

33.   RENEWAL OPTION.  Subtenant shall have the right to renew this Sublease, upon the same terms and conditions, for one (1) additional period of one (1) year, provided that Subtenant has given Sublessor written notice of its intent no later than the date which is 120 days prior to the date upon which this Sublease would otherwise expire.  Subtenant shall pay to Sublessor Fixed Rent during the renewal term at the rate of $179,167.34 per annum ($14,930.61 per month).

[Signatures on following page.]

IN WITNESS WHEREOF, Sublessor and Subtenant have hereunto executed this Sublease as of the day and year first above written.

SUBLESSOR

STRATEGIC DIAGNOSTICS INCORPORATED

By:
Name:
Title:

SUBLESSEE

ROMER LABS TECHNOLOGY, I NC.

By:
Name:
Title:

This Sublease and the use permitted hereunder are hereby consented to as of this ___ day of ____________, 2012, by the Overlandlord described herein.

TOBER AND AGNEW PROPERTIES, INC.,
a Delaware corporation

By:
Name:
Title:

Annex 1

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